UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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BROADSOFT, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

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BROADSOFT, INC.

9737 Washingtonian Boulevard, Suite 350

Gaithersburg, Maryland 20878

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On April 30, 2015

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of BROADSOFT, INC., a Delaware corporation (the “Company”). The meeting will be held on Thursday, April 30, 2015, at 9:00 a.m. local time at the corporate offices of BroadSoft, Inc., 9737 Washingtonian Boulevard, Suite 350, Gaithersburg, Maryland 20878, for the following purposes:

1.	To elect the Board’s nominees, Paul J. Magelli and Douglas L. Maine, to the Board of Directors to hold office until the 2018 Annual Meeting of Stockholders and until their successors are duly elected and qualified.

2.	To approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed in the Proxy Statement.

3.	To ratify the selection by the Audit Committee of the Board of Directors of PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2015.

4.	To conduct any other business properly brought before the meeting.

These items of business are more fully described in the Proxy Statement accompanying this Notice.

The record date for the Annual Meeting is March 5, 2015. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.

Important Notice Regarding the Availability of Proxy Materials for the Stockholders Meeting to Be

Held on April 30, 2015 at 9:00 a.m. at BroadSoft, Inc.’s corporate offices:

9737 Washingtonian Boulevard, Suite 350, Gaithersburg, Maryland 20878.

The Notice, Proxy Statement, Proxy Card and Annual Report to Stockholders are available at

http://www.astproxyportal.com/ast/16527

By Order of the Board of Directors

Mary Ellen Seravalli
Secretary

Gaithersburg, Maryland

March 20, 2015

You are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please complete, date, sign and return the proxy mailed to you, or vote over the telephone or the internet as instructed in these materials, as promptly as possible to ensure your representation at the meeting. Even if you have voted by proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other agent and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

BROADSOFT, INC.

9737 Washingtonian Boulevard, Suite 350, Gaithersburg, Maryland 20878

PROXY STATEMENT

FOR THE 2015 ANNUAL MEETING OF STOCKHOLDERS

To Be Held On April 30, 2015

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING

Why did I receive a notice regarding the availability of proxy materials on the internet?

Pursuant to rules adopted by the Securities and Exchange Commission, or the SEC, we have elected to provide access to our proxy materials over the internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials, or the Notice, to our stockholders of record. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the internet or to request a printed copy may be found in the Notice.

We intend to mail the Notice on or about March 20, 2015 to all stockholders of record entitled to vote at the Annual Meeting.

Will I receive any other proxy materials by mail?

We may send you a proxy card, along with a second Notice, on or after March 30, 2015.

How do I attend the Annual Meeting?

The meeting will be held on Thursday, April 30, 2015 at 9:00 a.m. local time at the headquarters of BroadSoft, Inc., 9737 Washingtonian Boulevard, Suite 350, Gaithersburg, Maryland 20878. Directions to the Annual Meeting may be found at www.broadsoft.com. Information on how to vote in person at the Annual Meeting is discussed below.

Who can vote at the Annual Meeting?

Only stockholders of record at the close of business on March 5, 2015, or the Record Date, will be entitled to vote at the Annual Meeting. On the Record Date, there were 29,036,544 shares of common stock outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If on March 5, 2015 your shares were registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC, then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to fill out and return the proxy card or vote by proxy over the telephone or on the internet as instructed below to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker, Bank or Other Agent

If on March 5, 2015 your shares were held, not in your name, but rather in an account at a brokerage firm, bank or other agent, then you are the beneficial owner of shares held in “street name” and the Notice is being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker, bank or other agent regarding how to vote the shares in your account. You are also invited to attend the

Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker, bank or other agent.

What am I voting on?

There are three matters scheduled for a vote:

(1)	Election of two directors;

(2)	Advisory approval of the compensation of the Company’s named executive officers, as disclosed in this Proxy Statement in accordance with SEC rules; and

(3)	Ratification of the selection by the Audit Committee of the Board of Directors of PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company for our fiscal year ending December 31, 2015.

What are the Board’s voting recommendations?

The Board of Directors, or the Board, recommends that stockholders vote “For” each of the Board’s nominees for election as directors, and “For” Proposals 2 and 3.

What if another matter is properly brought before the meeting?

The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on those matters in accordance with their best judgment.

How do I vote?

You may either vote “For” all the nominees to the Board or you may “Withhold” your vote for any nominee you specify. For each of the other matters to be voted on, you may vote “For” or “Against” or abstain from voting.

The procedures for voting are fairly simple:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the Annual Meeting, vote by proxy over the telephone, vote by proxy through the internet or vote by proxy using a proxy card that you may request or that we may elect to deliver at a later time. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person even if you have already voted by proxy.

•	To vote in person, come to the Annual Meeting and we will give you a ballot when you arrive.

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To vote using the proxy card, simply complete, sign and date the proxy card that may be delivered and return it promptly in the envelope provided. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.

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To vote over the telephone, dial toll-free 1-800-PROXIES (1-800-776-9437) using a touch-tone phone and follow the recorded instructions. You will be asked to provide the company number and control number from the Notice. Your vote must be received by 11:59 p.m. Eastern time on April 29, 2015 to be counted.

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To vote through the internet, go to http://www.voteproxy.com to complete an electronic proxy card. You will be asked to provide the company number and control number from the Notice. Your vote must be received by 11:59 p.m. Eastern time on April 29, 2015 to be counted.

Beneficial Owner: Shares Registered in the Name of Broker, Bank or Other Agent

If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a Notice containing voting instructions from that organization rather than from us. Simply follow the voting instructions in the Notice to ensure your vote is counted. Alternatively, you may vote by telephone or over the internet as instructed by your broker, bank or other agent. To vote in person at the Annual Meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker, bank or other agent included with these proxy materials, or contact your broker, bank or other agent to request a proxy form.

We provide internet proxy voting to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your internet access, such as usage charges from internet access providers and telephone companies.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of Company common stock you owned as of the close of business on the Record Date.

What if I return a proxy card or otherwise vote but do not make specific choices?

If you return a signed and dated proxy card or otherwise vote without marking voting selections, your shares will be voted, as applicable, “For” the election of the two nominees for director, “For” the advisory approval of executive compensation and “For” the ratification of the selection of PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company for fiscal year 2015. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on those matters in accordance with their best judgment.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these proxy materials, our directors and employees may also solicit proxies in person, by telephone or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We will also reimburse brokers, banks and other agents for the cost of forwarding proxy materials to beneficial owners. In addition, we engaged Alliance Advisors to assist in the solicitation of proxies and to provide services in connection with our stockholder outreach program, for an aggregate service fee of $19,000, plus reimbursement of out-of-pocket expenses.

What does it mean if I receive more than one Notice?

If you receive more than one Notice, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on each of the Notices to ensure all of your shares are voted.

Can I change my vote after submitting my proxy?

Yes. You can revoke your proxy at any time before the final vote at the meeting. If you are the record holder of your shares, you may revoke your proxy in any one of the following ways:

•	You may submit another properly completed proxy card with a later date.

•	You may grant a subsequent proxy by telephone or through the internet, provided that your vote is received prior to the deadline described above under “How do I vote?”

•	You may send a timely written notice that you are revoking your proxy to our Secretary at 9737 Washingtonian Boulevard, Suite 350, Gaithersburg, Maryland 20878.

•	You may attend the Annual Meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.

Your most recent proxy card or telephone or internet proxy is the one that will be counted.

If your shares are held by your broker, bank or other agent, you should follow the instructions provided by your broker, bank or other agent.

When are stockholder proposals due for next year’s Annual Meeting?

To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by November 21, 2015, to our Secretary at 9737 Washingtonian Boulevard, Suite 350, Gaithersburg, Maryland 20878. If you wish to submit a proposal that is not to be included in next year’s proxy materials or nominate a director, you must provide written notice required by our Second Amended and Restated Bylaws, or the Bylaws, no later than the close of business on January 31, 2016 and no earlier than January 1, 2016 to our Secretary at 9737 Washingtonian Boulevard, Suite 350, Gaithersburg, Maryland 20878. You are also advised to review our Bylaws, filed on November 20, 2013 with the SEC as an exhibit to our Current Report on Form 8-K, which contain additional requirements about advance notice of stockholder proposals and director nominations.

How are votes counted?

Votes will be counted by the inspector of election appointed for the meeting, who will separately count, (a) for the proposal to elect directors, votes “For,” “Withhold” and broker non-votes, and (b) with respect to other proposals, votes “For” and “Against,” abstentions and, if applicable, broker non-votes. For Proposals 2 and 3, abstentions will be counted towards the vote total for each proposal, and will have the same effect as “Against” votes. Broker non-votes will have no effect and will not be counted towards the vote total for Proposals 1 and 2.

What are “broker non-votes”?

Broker non-votes occur when a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed “non-routine.” Generally, if shares are held in street name, the beneficial owner of the shares is entitled to give voting instructions to the broker or nominee holding the shares. If the beneficial owner does not provide voting instructions, the broker or nominee can still vote the shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. Under the rules and interpretations of the New York Stock Exchange, “non-routine” matters are matters that may substantially affect the rights or privileges of stockholders, such as mergers, stockholder proposals, elections of directors (even if not contested) and executive compensation. Proposals 1 and 2 are considered “non-routine” matters, while Proposal 3 is considered a “routine” matter. Accordingly, your broker or nominee may not vote your shares on Proposals 1 and 2 without your instructions, but may vote your shares on Proposal 3 without your instruction.

How many votes are needed to approve each proposal?

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For Proposal 1 (election of directors), the two nominees receiving the most “For” votes from the holders of shares present in person or represented by proxy and entitled to vote on the election of directors will be elected. Only votes “For” or “Withheld” will affect the outcome. Broker non-votes will have no effect.

Our Board has adopted a majority-vote policy for the election of directors, which is reflected in our Corporate Governance Guidelines. The policy provides that in an uncontested election, any nominee for director who receives a greater number of votes “withheld” from his election than votes “for” such election is required to tender his resignation following certification of the stockholder vote.

The Nominating and Corporate Governance Committee is required to make a recommendation to the Board whether to accept such a letter of resignation. The Board will determine whether to accept or reject the letter of resignation and disclose its decision-making process. Details of the majority-vote policy are set out under “Proposal 1 — Election of Directors” in this Proxy Statement.

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Proposal 2, advisory approval of the compensation of the Company’s named executive officers, will be considered approved if it receives “For” votes from the holders of a majority of shares present in person or represented by proxy and entitled to vote on the matter. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect. This proposal is not binding.

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Proposal 3, ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal year 2015, will be considered approved if it receives “For” votes from the holders of a majority of shares present in person or represented by proxy and entitled to vote on the matter. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if stockholders holding at least a majority of the outstanding shares entitled to vote are present at the meeting in person or represented by proxy. On the Record Date, there were 29,036,544 shares outstanding and entitled to vote. Thus, the holders of 14,518,273 shares must be present in person or represented by proxy at the meeting to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other agent) or if you vote in person at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, either the chairman of the meeting or the holders of a majority of shares present at the meeting in person or by proxy may adjourn the meeting to another date.

How can I find out the results of the voting at the Annual Meeting?

Preliminary voting results will be announced at the Annual Meeting. In addition, final voting results will be published in a Current Report on Form 8-K we expect to file within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.

PROPOSAL 1

ELECTION OF DIRECTORS

Our Board is divided into three classes. Each class consists, as nearly as possible, of one-third of the total number of directors, and each class has a three-year term. Vacancies on the Board may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board to fill a vacancy in a class, including vacancies created by an increase in the number of directors, shall serve for the remainder of the full term of that class and until the director’s successor is duly elected and qualified.

The Board presently has seven members. There are two directors in the class whose term of office expires in 2015. Each of the nominees listed below is currently a director of the Company. If elected at the Annual Meeting, each of these nominees would serve until the 2018 annual meeting and until his successor has been duly elected and qualified, or, if sooner, until the director’s death, resignation or removal. Pursuant to our policy, all directors are expected to attend our Annual Meeting of Stockholders unless an emergency prevents them from doing so. All of our Board members that were directors in 2014 attended our 2014 annual meeting of stockholders.

Directors are elected by a plurality of the votes of the holders of shares present in person or represented by proxy and entitled to vote on the election of directors. Accordingly, the two nominees receiving the highest number of affirmative votes for director will be elected. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the two nominees named below. If any nominee becomes unavailable for election as a result of an unexpected occurrence, shares that would have been voted for that nominee will instead be voted for the election of a substitute nominee proposed by us. Each person nominated for election has agreed to serve if elected. The Company’s management has no reason to believe that any nominee will be unable to serve.

MAJORITY-VOTE POLICY

A plurality of votes cast is required for the election of directors. However, under our Corporate Governance Guidelines, any nominee for director in an uncontested election who receives a greater number of votes “withheld” from his election than votes “for” such election, or a Majority Withheld Vote, shall promptly tender his resignation to the Board following certification of the stockholder vote.

The Nominating and Corporate Governance Committee will promptly consider the resignation offer, and a range of possible responses based on the circumstances that led to the Majority Withheld Vote, if known, and make a recommendation to the Board. The Board will act on the Nominating and Corporate Governance Committee’s recommendation within 90 days following certification of the stockholder vote. Thereafter, the Board will promptly disclose its decision-making process and decision regarding whether to accept the director’s resignation offer (or the reason(s) for rejecting the resignation offer, if applicable) in a press release to be disseminated in the manner that Company press releases are typically disseminated.

Any director who tenders his resignation pursuant to this provision shall not participate in the Nominating and Corporate Governance Committee’s recommendation or Board action regarding whether to accept the resignation tendered. However, if each member of the Nominating and Corporate Governance Committee received a Majority Withheld Vote at the same election, then the independent directors who did not receive a Majority Withheld Vote shall appoint a committee amongst themselves to consider the resignation offers and recommend to the Board whether to accept them. However, if the directors who did not receive a Majority Withheld Vote in the same election constitute three or fewer directors, all directors may participate in the action regarding whether to accept the resignation offers.

NOMINEES FOR ELECTION FOR A THREE-YEAR TERM EXPIRING AT THE 2018 ANNUAL MEETING

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF EACH NAMED NOMINEE.

Paul J. Magelli. Paul J. Magelli, age 53, has served as one of our directors since January 2013. Mr. Magelli has been Chief Executive Officer of Pervasive Health, Inc., a private healthcare information technology corporation, since January 2012. Prior to joining Pervasive Health, Mr. Magelli was head of Customer Insight & Experience at Nokia Siemens Networks from February 2008 until September 2011. Mr. Magelli was CEO of Apertio, Ltd., or Apertio, a global mobile telecommunications infrastructure company, from its founding in 2002 through its acquisition by Nokia Siemens Networks in February 2008. Prior to Apertio, Mr. Magelli held various senior management roles in Europe and the United States with Lucent Technologies and AT&T. Additionally, Mr. Magelli serves on the board of directors of two private companies: Velocent Systems, Inc. and Vasona Networks, Inc. Our Board has concluded that Mr. Magelli should serve on the Board and on the Nominating and Corporate Governance Committee based on his senior management experience and his particular strategic and operational expertise in the telecommunications industry. Mr. Magelli was originally appointed to serve as a director by the Board in January 2013 upon the recommendation of a non-management director.

Douglas L. Maine. Douglas L. Maine, age 66, has served as one of our directors since May 2007. Mr. Maine served as General Manager of the Consumer Products Industry Division for IBM from 2003 until his retirement in May 2005 and served as Chief Financial Officer of IBM from 1998 to 1999. Prior to joining IBM, Mr. Maine spent 20 years with MCI, Inc. (now part of Verizon), where he was Chief Financial Officer from 1992 to 1998. Mr. Maine serves on the board of directors of two public companies, Albermarle Corporation since 2015 and Orbital-ATK, Inc. since 2015. Mr. Maine served as a director at Rockwood Holdings, Inc. from 2005 until its acquisition by Albermarle in 2015, and as a director of Alliant Techsystems, Inc. until its merger with Orbital Sciences Corporation in 2015 (now Orbital-ATK). Additionally, he is a Limited Partner and Senior Advisor to Brown Brothers Harriman, a private bank with investment banking and private wealth divisions, and serves on the boards of directors of three of BBH Capital Partners’ private portfolio companies. Our Board has concluded that Mr. Maine should serve on the Board and on the Audit and Nominating and Corporate Governance Committees based on his corporate management experience and his qualification as an audit committee financial expert under SEC guidelines.

THE FOLLOWING IS A BRIEF BIOGRAPHY OF EACH DIRECTOR WHOSE TERM WILL CONTINUE AFTER THE ANNUAL MEETING.

DIRECTORS CONTINUING IN OFFICE UNTIL THE 2016 ANNUAL MEETING

John J. Gavin, Jr. John J. Gavin, Jr., age 59, has served as one of our directors since March 2010. Since June 2008, Mr. Gavin has provided advisory services in accordance with his responsibilities to the boards on which he served during this period as indicated below, and has also engaged in personal investment activities. From January 2007 to June 2008, Mr. Gavin served as Chief Financial Officer of BladeLogic, Inc., a provider of data center automation software, which was acquired by BMC Software, Inc. From April 2004 through January 2007, Mr. Gavin served as the Chief Financial Officer for NaviSite, Inc., a provider of information technology hosting, outsourcing and professional services. Mr. Gavin has served on the board of directors of Cimpress N.V. (formerly known as Vistaprint) since 2006, Qlik Technologies Inc. since 2010 and Varonis Systems, Inc., since 2013. Our Board has concluded that Mr. Gavin should serve on the Board and on the Audit and Compensation Committees based on his financial management experience and his qualification as an audit committee financial expert under SEC guidelines.

Andrew M. Geisse. Andrew M. Geisse, age 58, has served as one of our directors since February 2015. Mr. Geisse served as the Chief Executive Officer of AT&T Business Solutions from 2012 until his retirement in 2014. Prior to that role, Mr. Geisse was Executive Vice President of AT&T’s Global Customer Service operations group from 2007 to 2011, overseeing customer service and operations functions for AT&T’s Business Solutions, which include hosting, applications, Wi-Fi, security, Unified Communications, retail and wholesale businesses for wireless and wireline services. From 2004 to 2007, Mr. Geisse served as AT&T’s Chief Information Officer. Mr. Geisse currently serves as an advisor to the Board of Directors of NetNumber, Inc., a private company, and as an executive-in-residence with Bessemer Venture Partners. Our Board has concluded that Mr. Geisse should serve on the Board based on his extensive knowledge of the telecommunications industry, his experience with cloud software for Unified Communications and his familiarity with large service provider customers.

Michael Tessler. Michael Tessler, age 54, one of our co-founders, has served as a director since our inception and as our President and Chief Executive Officer since December 1998. Mr. Tessler is also currently serving as our interim head of worldwide sales. Prior to co-founding our Company, Mr. Tessler was Vice President of Engineering of Celcore, Inc., or Celcore, a wireless equipment company, and the Celcore organization of DSC Communications Corporation, which acquired Celcore in 1997 and which was then acquired by Alcatel USA, Inc. Before joining Celcore, Mr. Tessler held a number of senior management positions at Nortel Networks Corporation and founded and led a services development business unit that helped local exchange carriers build and deploy advanced services on their digital networks. Our Board has concluded that Mr. Tessler should serve on the Board based on his deep knowledge of our Company gained from his positions as one of our founders and Chief Executive Officer, as well as his experience in the telecommunications industry.

DIRECTORS CONTINUING IN OFFICE UNTIL THE 2017 ANNUAL MEETING

John D. Markley, Jr. John D. Markley, Jr., age 49, has served as one of our directors since January 2002 and as chair of the Board since January 1, 2013. Mr. Markley has served as Managing Member of Bear Creek Capital Management, or Bear Creek, an investment company in the communications media and technology industries, since February 2011. Prior to Bear Creek, Mr. Markley served in a number of capacities at Columbia Capital Corporation, including as a partner, venture partner and portfolio company executive. Prior to Columbia Capital, Mr. Markley served at the Federal Communications Commission. Mr. Markley has been a director of Charter Communications, Inc. since 2009 and was a director of Millennial Media, Inc. from 2006 - 2014. Our Board has concluded that Mr. Markley should serve on the Board and on the Audit and Compensation Committees based on his experience in working with entrepreneurial companies, his particular familiarity with technology companies, his finance experience and his significant knowledge of our Company.

David Bernardi. David Bernardi, age 52, has served as one of our directors since January 2011. Mr. Bernardi has been employed as the Chief Technology Officer of Telesystem Ltd., or Telesystem, a Canadian private capital corporation, since 2000. Since February 2006, Mr. Bernardi has also been a Managing Partner in two funds managed by ID Capital Management, a company controlled by Telesystem. In February 2006, Mr. Bernardi became a Venture Partner — Technology in Propulsion Ventures III Fund, a fund managed by Propulsion Ventures that is also controlled by Telesystem and, in September 2010, he became a Managing Partner of Propulsion Ventures. Additionally, Mr. Bernardi currently serves on the board of directors of each of the following private companies: CVT Corp Transmission Inc., The Fox Group, Inc. and Metafoam Technologies, Inc. Our Board has concluded that Mr. Bernardi should serve on the Board and Nominating and Corporate Governance Committee based on his experience in working with entrepreneurial companies, his particular familiarity with technology companies and his extensive experience in telecommunications product management and planning and the management of research and development groups.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

INDEPENDENCE OF THE BOARD OF DIRECTORS

As required under the NASDAQ Stock Market, or NASDAQ, listing standards, a majority of the members of a listed company’s board of directors must qualify as “independent,” as affirmatively determined by the Board. The Board consults with the Company’s counsel to ensure that the Board’s determinations are consistent with relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of the NASDAQ, as in effect from time to time.

Consistent with these considerations, after review of all relevant identified transactions or relationships between each director, or any of his family members, and the Company, its senior management and its independent auditors, the Board has affirmatively determined that the following six directors are independent directors within the meaning of the applicable NASDAQ listing standards: Messrs. Bernardi, Gavin, Geisse, Magelli, Maine and Markley. In making this determination, the Board found that none of these directors or nominees for director had a material or other disqualifying relationship with the Company. Mr. Tessler, our President and Chief Executive Officer, is not an independent director by virtue of his employment with the Company.

BOARD LEADERSHIP STRUCTURE

Our Board has an independent chair, Mr. Markley, who has authority, among other things, to call and preside over Board meetings, including meetings of the independent directors, to set meeting agendas and to determine materials to be distributed to the Board. Accordingly, the Board chair has substantial ability to shape the work of the Board. We believe separation of the positions of Board chair and chief executive officer reinforces the independence of the Board in its oversight of the business and affairs of the Company. In addition, we believe having an independent Board chair creates an environment that is more conducive to objective evaluation and oversight of management’s performance, increasing management accountability and improving the ability of the Board to monitor whether management’s actions are in the best interests of the Company and its stockholders. As a result, we believe having an independent Board chair can enhance the effectiveness of the Board as a whole.

ROLE OF THE BOARD IN RISK OVERSIGHT

Our Audit Committee is primarily responsible for overseeing our risk management processes on behalf of the full Board. The Audit Committee receives reports periodically from management regarding our assessment of risks. In addition, the Audit Committee reports regularly to the Board, which also considers our risk profile. The Audit Committee and the Board focus on the most significant risks we face and our general risk management strategies. While the Board oversees our risk management, Company management is responsible for day-to-day risk management processes. Our Board expects Company management to consider risk and risk management in each business decision, to proactively develop and monitor risk management strategies and processes for day-to-day activities and to effectively implement risk management strategies adopted by the Audit Committee and the Board. We believe this division of responsibilities is the most effective approach for addressing the risks we face and our Board leadership structure supports this approach.

MEETINGS OF THE BOARD OF DIRECTORS

The Board met four times during the last fiscal year. Each Board member attended 75% or more of the aggregate number of meetings of the Board and of the committees on which he served held during the portion of the last fiscal year for which he was a director or committee member.

DIRECTORS AND CONTINUING EDUCATION

Our new directors participate in a director orientation program that includes written materials and meetings with senior management and other members of the Board. Directors are offered the opportunity to attend director continuing education programs provided by third parties, with such costs reimbursed by the Company, subject to certain limitations.

INFORMATION REGARDING COMMITTEES OF THE BOARD OF DIRECTORS

The Board has an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. The following table provides membership and meeting information for fiscal 2014 for each of the Board committees:

Name	Audit	Compensation	Nominating and Corporate Governance
David Bernardi			X*
John J. Gavin, Jr.	X	X^
Charles L. Ill, III(1)		X*
Douglas L. Maine	X*		X
Paul J. Magelli			X
John D. Markley, Jr.	X	X

Total meetings in fiscal 2014	4	5	4

*	Committee Chair
^	Elected as Chair of the Compensation Committee effective as of November 1, 2014.
(1)	Mr. Ill resigned from the Board effective September 2, 2014.

Below is a description of each committee of the Board.

Each of the committees has authority to engage legal counsel or other experts or consultants, as it deems appropriate to carry out its responsibilities. The Board has determined each member of each committee meets the applicable NASDAQ listing standards and regulations regarding “independence” and each member is free of any relationship that would impair his individual exercise of independent judgment with regard to the Company.

Audit Committee

Our Audit Committee reviews our internal accounting procedures and consults with and reviews the services provided by our independent registered public accountants. Our Audit Committee consists of Messrs. Gavin, Maine and Markley, and our Board has determined each of them is independent within the meaning of the applicable SEC rules and the listing standards of NASDAQ. Mr. Maine is the chair of the Audit Committee and our Board has determined that each of Messrs. Maine and Gavin is an “audit committee financial expert” as defined by SEC rules and regulations. Our Board has determined that the composition of our Audit Committee meets the criteria for independence under, and the functioning of our Audit Committee complies with, the applicable requirements of the Sarbanes-Oxley Act, applicable NASDAQ listing standards and SEC rules and regulations. We intend to continue to evaluate the requirements applicable to us and we intend to comply with the future requirements to the extent they become applicable to our Audit Committee. The principal duties and responsibilities of our Audit Committee include:

•

appointing and retaining an independent registered public accounting firm to serve as independent auditor to audit our consolidated financial statements, overseeing the independent auditor’s work and determining the independent auditor’s compensation;

•	approving in advance all audit services and non-audit services to be provided to us by our independent auditor;

•

establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls, auditing or compliance matters, as well as for the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters;

•	reviewing and discussing with management and our independent auditor the results of the annual audit and the independent auditor’s review of our quarterly consolidated financial statements; and

•

conferring with management and our independent auditor regarding the scope, adequacy and effectiveness of our internal accounting controls, the objectivity of our financial reporting and our accounting policies and practices.

The Audit Committee met four times during the last fiscal year. The Board has adopted a written charter for the Audit Committee which is available to stockholders on our website at www.broadsoft.com.

Report of the Audit Committee of the Board of Directors

The Audit Committee reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2014 with management of the Company. The Audit Committee discussed with the independent registered public accounting firm the matters required to be discussed by Auditing Standard No. 16, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board, or PCAOB. The Audit Committee also received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent accountants’ communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm the accounting firm’s independence. Based on the foregoing, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014.

                                 Mr. Douglas L. Maine, Chair

                                 Mr. John J. Gavin, Jr.

                                 Mr. John D. Markley, Jr.

The material in this report is not “soliciting material,” is furnished to, but not deemed “filed” with, the SEC and is not deemed to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Securities Act, or the Securities Exchange Act of 1934, as amended, or the Exchange Act, other than the Company’s Annual Report on Form 10-K, where it shall be deemed to be “furnished,” whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Compensation Committee

Our Compensation Committee reviews and determines the compensation of all our executive officers. During 2014, our Compensation Committee consisted of Messrs. Ill (until his resignation from the Board and the Compensation Committee on September 2, 2014), Gavin and Markley, each of whom was determined to be a non-employee member of our Board as defined in Rule 16b-3 under the Exchange Act and an outside director as that term is defined in Section 162(m) of the Internal Revenue Code of 1986, as amended, or the Code. Mr. Ill served as the chair of the Compensation Committee until his resignation. Mr. Gavin was appointed the chair of the Compensation Committee effective November 1, 2014.

Our Board determined that the composition of our Compensation Committee satisfies the applicable independence requirements under, and the functioning of our Compensation Committee complies with the applicable requirements of, the Sarbanes-Oxley Act, NASDAQ listing standards and SEC rules and regulations. In accordance with NASDAQ listing rules, to affirmatively determine the independence of any director who will serve on the Compensation Committee, our Board must consider all factors specifically relevant to determining whether such director has a relationship with us or any of our subsidiaries that is material to such director’s ability to be independent from management in connection with the duties of a compensation committee member including, but not limited to, the source of compensation of such director such as any consulting, advisory or other compensatory fees paid by us to such director; and whether such director is affiliated with us or one of our subsidiaries. We intend to continue to evaluate and to comply with all future requirements applicable to our Compensation Committee.

The principal duties and responsibilities of our Compensation Committee include:

•

establishing and approving performance goals and objectives relevant to the compensation of our chief executive officer, evaluating the performance of our chief executive officer in light of those goals and objectives and setting the chief executive officer’s compensation, including incentive-based and equity-based compensation, based on that evaluation;

•

reviewing and approving the individual and corporate performance goals of the other executive officers, including determining and approve the compensation and terms of employment taking into consideration the officer’s success in achieving his or her individual performance goals and objectives and the corporate performance goals and objectives deemed relevant to the executive officer as established by the Compensation Committee;

•	exercising administrative authority under our equity plans and employee benefit plans;

•	reviewing and making recommendations to the Board with respect to management succession planning;

•	reviewing and discussing with management the compensation discussion and analysis we are required to include in SEC filings; and

•	preparing a compensation committee report on executive compensation as required by the SEC to be included in our annual proxy statement or annual report on Form 10-K filed with the SEC.

The Compensation Committee met five times during the last fiscal year. The Board has adopted a written charter for the Compensation Committee which is available to stockholders on our website at www.broadsoft.com.

Compensation Committee Processes and Procedures

Typically, the Compensation Committee meets at least four times annually and with greater frequency if necessary. The agenda for each meeting is usually developed by the Compensation Committee chair, in consultation with our Chief Financial Officer, General Counsel and, when appropriate, our external advisors, including the Compensation Committee’s compensation consultants and outside counsel. From time to time as necessary, the Compensation Committee meets in executive session and various members of management and other employees, as well as outside advisors or consultants, may be invited by the Compensation Committee to make presentations, to provide financial or other background information or advice or to otherwise participate in Compensation Committee meetings.

For named executive officers other than the Chief Executive Officer, the Compensation Committee solicits and considers evaluations and recommendations submitted to the Compensation Committee by the Chief Executive Officer. In the case of the Chief Executive Officer, the evaluation of his performance is conducted by the Compensation Committee. The Chief Executive Officer may not be present during, or participate in, any deliberations or determinations of the Compensation Committee regarding his compensation.

The charter of the Compensation Committee grants the Compensation Committee full access to all books, records, facilities and personnel of the Company, as well as authority to obtain, at the expense of the Company, advice and assistance from internal and external legal, accounting or other advisors and consultants and other external resources the Compensation Committee considers necessary or appropriate in the performance of its duties. In particular, the Compensation Committee has the sole authority to retain compensation consultants to assist in its evaluation of executive and director compensation, including the authority to approve the consultant’s reasonable fees and other retention terms. Under the charter, the Compensation Committee may select, or receive advice from, a compensation consultant, legal counsel or other adviser to the Compensation Committee, other than in-house legal counsel and certain other types of advisers, only after taking into consideration six factors, prescribed by the SEC and NASDAQ, that bear upon the adviser’s independence; however, there is no requirement that any adviser be independent.

Generally, the Compensation Committee’s process comprises two related elements, the determination of compensation levels and the establishment of performance objectives for the current year. As part of its deliberations, the Compensation Committee may review and consider, as appropriate, materials such as financial reports and projections, operational data, tax and accounting information, tally sheets that set forth the total compensation that may become payable to executives in various hypothetical scenarios, executive and director stock ownership information, Company stock performance data, analyses of historical executive compensation levels and current Company-wide compensation levels and recommendations of the Compensation Committee’s compensation consultant, including analyses of executive compensation paid at other companies identified by the consultant.

Historically, the Compensation Committee has made most of the significant adjustments to annual compensation, determined bonus and equity awards and established new performance objectives at one or more meetings held during the first quarter of the year. Additionally, the Compensation Committee also considers matters related to individual compensation, such as compensation for new executive hires, as well as high-level strategic issues, such as the efficacy of the Company’s compensation strategy, potential modifications to that strategy and new trends, plans or approaches to compensation, at various meetings throughout the year.

During 2014, after taking into consideration the six factors prescribed by the SEC and NASDAQ described above, the Compensation Committee engaged James F. Reda & Associates, a division of Gallagher Benefit Services, which we refer to as JFR, as independent compensation consultants. The Compensation Committee requested JFR provide it with a competitive review of the Company’s executive compensation program. Please read the “Compensation Discussion and Analysis” included in this Proxy Statement for additional information on the role of JFR in the compensation review process.

In February 2014, after reviewing the information assembled by JFR and following an active dialogue with JFR prior to taking such action, the Compensation Committee approved adjustments to the compensation payable to our executive officers. The specific determinations of the Compensation Committee with respect to executive compensation for 2014 are described in greater detail in the “Compensation Discussion and Analysis” section of this Proxy Statement.

Risk Assessment and Compensation Practices

Our management assessed and discussed with our Compensation Committee our compensation policies and practices for our employees as they relate to our risk management and, based upon this assessment, we believe any risks arising from such policies and practices are not reasonably likely to have a material adverse effect on us in the future.

Our employees’ base salaries are fixed in amount and thus we do not believe they encourage excessive risk-taking. While performance-based cash bonuses focus on achievement of short-term or annual goals, which may encourage the taking of short-term risks at the expense of long-term results, we believe our internal controls help mitigate this risk and our performance-based cash bonuses are limited, representing a relatively smaller portion of the total compensation opportunities available to most employees. We also believe our performance-based cash bonuses appropriately balance risk and the desire to focus our employees on specific short-term goals important to our success, and do not encourage unnecessary or excessive risk-taking.

A significant proportion of the compensation provided to our named executive officers and a portion of the compensation provided to our other employees is in the form of long-term equity-based incentives that are important to help further align our employees’ interests with those of our stockholders. We do not believe these equity-based incentives encourage unnecessary or excessive risk taking because their ultimate value is tied to our stock price.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis, or the CD&A, contained in this Proxy Statement. Based on this review and discussion, the Compensation Committee has recommended to the Board of Directors that the CD&A be included in this Proxy Statement and incorporated into the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014.

                                     Mr. John J. Gavin, Jr., Chair

                                     Mr. John D. Markley, Jr.

The material in this report is not “soliciting material,” is furnished to, but not deemed “filed” with, the SEC and is not deemed to be incorporated by reference in any filing of the Company under the Securities Act or the Exchange Act, other than the Company’s Annual Report on Form 10-K, where it shall be deemed to be “furnished,” whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee consists of Messrs. Bernardi, Magelli and Maine. Mr. Bernardi serves as the chair of the Nominating and Corporate Governance Committee. Our Board determined that the composition of our Nominating and Corporate Governance Committee satisfies the applicable independence requirements under, and the functioning of our Nominating and Corporate Governance Committee complies with the applicable requirements of, NASDAQ listing standards and SEC rules and regulations. We will continue to evaluate and will comply with all future requirements applicable to our Nominating and Corporate Governance Committee. Our Nominating and Corporate Governance Committee’s responsibilities include:

•	identifying individuals qualified to become directors;

•	recommending to the Board the persons to be nominated for election as directors and to each of the Board’s committees;

•	assessing individual director performance, participation and qualifications;

•	developing and recommending to the Board corporate governance principles;

•	monitoring the effectiveness of the Board and the quality of the relationship between management and the Board;

•	making recommendations to our Board regarding director compensation; and

•	overseeing periodic reviews of the performance of the Board.

The Nominating and Corporate Governance Committee believes candidates for director should possess, among other things, integrity, independence, diversity of experience, leadership and the ability to exercise sound judgment. In its review of candidates, our Nominating and Corporate Governance Committee also considers such factors as possessing relevant expertise upon which to be able to offer advice and guidance to management, having sufficient time to devote to the affairs of the Company, demonstrated excellence in his or her field and having the commitment to rigorously represent the long-term interests of the Company’s stockholders as amongst the most important criteria they consider. However, the Nominating and Corporate Governance Committee retains the right to modify these qualifications from time to time. Candidates for director nominees are reviewed in the context of the current composition of the Board, the operating requirements of the Company and the long-term interests of stockholders. In conducting this assessment, our Nominating and Corporate Governance Committee typically considers skills, diversity, age and such other factors as it deems appropriate given the current needs of the Board and the Company, to maintain a balance of knowledge, experience and capability. In the case of incumbent directors whose terms of office are scheduled to expire, our Nominating and Corporate Governance Committee reviews these directors’ overall service to the Company during their terms, including the number of meetings attended, level of participation, quality of performance and any other relationships and transactions that might impair the directors’ independence.

In the case of new director candidates, the Nominating and Corporate Governance Committee also determines whether the nominee is independent for NASDAQ purposes, which determination is based upon applicable NASDAQ listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary. Our Nominating and Corporate Governance Committee then uses its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. The Nominating and Corporate Governance Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board. Our Nominating and Corporate Governance Committee meets to discuss and consider the candidates’ qualifications and then selects a nominee for recommendation to the Board by majority vote.

The Nominating and Corporate Governance Committee met four times during the last fiscal year. The Board has adopted a written charter for the Nominating and Corporate Governance Committee which is available to stockholders on our website at www.broadsoft.com.

Our Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders. Our Nominating and Corporate Governance Committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether or not the candidate was recommended by a stockholder. Stockholders who wish to recommend individuals for consideration by our Nominating and Corporate Governance Committee to become nominees for election to the Board may do so by delivering a written recommendation to the Nominating and Corporate Governance Committee at the following address: c/o BroadSoft, Inc., 9737 Washingtonian Boulevard, Suite 350, Gaithersburg, Maryland 20878, Attn: Secretary. The written notice of the recommendation must be sent by the date that is no sooner than 120 days and no later than 90 days prior to the one-year anniversary of the preceding year’s annual meeting of stockholders, subject to adjustment as set forth in the Bylaws and otherwise in accordance with the Bylaws. Submissions must include the full name of the proposed nominee, a description of the proposed nominee’s business experience for at least the previous five years, complete biographical information, a description of the proposed nominee’s qualifications as a director, the name and address of the Company stockholder on whose behalf the submission is made and the number of Company shares owned beneficially by such stockholder as of the date of the submission. Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected.

STOCKHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS

We have established a process by which stockholders may communicate with the Board as a whole or any of our directors individually. This information is available on our website at www.broadsoft.com.

ANTI-HEDGING AND ANTI SHORT-SALE POLICY

As part of our Insider Trading Policy, we have adopted a policy prohibiting our employees, including our executive officers, directors and consultants from engaging in the following transactions with respect to our stock: short sales, transactions in derivative securities such as put or call options, hedging transactions or other inherently speculative transactions. In addition, under this policy, no officer, director, other employee or consultant of the Company may margin, or make any offer to margin, any of the Company’s stock, including without limitation, borrowing against such stock, at any time.

CODE OF BUSINESS CONDUCT AND ETHICS

We have adopted an Amended and Restated Code of Business Conduct and Ethics, or the Code of Conduct, applicable to all of our employees, executive officers and directors. The Code of Conduct is available on our website at www.broadsoft.com. The Nominating and Corporate Governance Committee is responsible for overseeing the Code of Conduct and must approve any waivers of the Code of Conduct for employees, executive officers and directors. We expect that any amendments to the Code of Conduct, or any waivers of its requirements, will be disclosed on our website. We have not granted any waivers under the Code of Conduct, and no waivers have been requested.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides certain information with respect to all of the Company’s equity compensation plans in effect as of December 31, 2014.

Plan Category	Number of securities to be issued upon exercise of outstanding options and rights (a)	Weighted-average exercise price of outstanding options and rights (b)(1)	Number of securities remaining available for issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	3,266,371	$26.73	1,390,743	(2)
Equity compensation plans not approved by security holders	—	—	—
Total	3,266,371	$26.73	1,390,743	(2)

(1)	The calculation of the weighted-average exercise price of the outstanding options and rights excludes 1,587,375 shares of common stock included in column (a) that are issuable upon the vesting of restricted stock units, or RSUs, and performance stock units, or PSUs, because RSUs and PSUs have no exercise price.
(2)	Pursuant to the terms of the BroadSoft, Inc. Amended and Restated 2009 Equity Incentive Plan, or the 2009 Plan, an additional 1,250,000 shares were added to the 2009 Plan effective January 1, 2015, which shares are not reflected in this table.

PROPOSAL 2

ADVISORY VOTE ON EXECUTIVE COMPENSATION

At the 2011 Annual Meeting of Stockholders, the stockholders indicated their preference that we solicit a non-binding advisory vote on the compensation of the named executive officers, commonly referred to as a “say-on-pay vote,” every year. The Board has adopted a policy that is consistent with that preference. In accordance with that policy, this year, we are again asking stockholders to approve, on an advisory basis, the compensation of our named executive officers as disclosed in this Proxy Statement in accordance with SEC rules. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this Proxy Statement.

The compensation of our named executive officers subject to the vote is disclosed in the Compensation Discussion and Analysis, the compensation tables and the related narrative disclosure contained in this Proxy Statement. As discussed in those disclosures, we believe our compensation policies and decisions are focused on pay-for-performance principles and strongly aligned with our stockholders’ interests. Compensation of our named executive officers is designed to enable us to attract and retain talented and experienced executives to lead the Company successfully in a competitive environment.

Accordingly, the Board is asking the stockholders to indicate their support for the compensation of our named executive officers as described in this Proxy Statement by casting a non-binding advisory vote “FOR” the following resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, compensation tables and any related information disclosed in this Proxy Statement is hereby APPROVED.”

Because the vote is advisory, it is not binding on the Board or the Company. Nevertheless, the views expressed by the stockholders, whether through this vote or otherwise, are important to management and the Board and, accordingly, the Board and the Compensation Committee intend to consider the results of this vote in making determinations in the future regarding executive compensation arrangements.

Advisory approval of this proposal requires the vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting. Abstentions will be counted toward the tabulation of votes on the proposal and will have the same effect as negative votes. Broker non-votes will not be counted for any purpose in determining whether this matter has been approved.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF PROPOSAL 2.

PROPOSAL 3

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2015 and has further directed that management submit the selection of the independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. PricewaterhouseCoopers LLP has audited our financial statements since 2001. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither our Bylaws nor other governing documents or law require stockholder ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm. However, the Board is submitting the selection of PricewaterhouseCoopers LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to ratify the selection of PricewaterhouseCoopers LLP. Abstentions will be counted toward the tabulation of votes on the proposal and will have the same effect as negative votes. Broker non-votes will not be counted for any purpose in determining whether this matter has been approved.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES

The following table represents aggregate fees billed to the Company for the fiscal years ended December 31, 2014 and 2013, by PricewaterhouseCoopers LLP, our independent registered public accounting firm.

	Year Ended December 31,
	2014	2013
Audit fees(1)	$1,355,000	$1,230,000
Audit related fees(2)	—	—
Tax fees(3)	—	—
All other fees(4)	6,000	6,000

Total fees:	$1,361,000	$1,236,000

(1)	Audit fees consist of fees for the audit of our financial statements, the review of interim financial information included in our quarterly reports on Form 10-Q and consents.
(2)	Audit related fees consist of fees for assurance and related services that are reasonably related to the performance of the audit and the review of our financial statements and which are not reported under “Audit fees.” These services relate to consultations concerning financial accounting and reporting standards and process documentation assistance and testing related to internal controls.
(3)	Tax fees consist of fees for tax compliance, tax planning and tax advice.
(4)	All other fees consist of fees for products and services not described above. These fees consisted of amounts paid for the use of an online accounting research tool.

All fees described above were pre-approved by the Audit Committee.

PRE-APPROVAL POLICIES AND PROCEDURES.

The Audit Committee has adopted a policy and procedures for the pre-approval of audit and non-audit services rendered by the Company’s independent registered public accounting firm, PricewaterhouseCoopers LLP. The policy generally pre-approves specified services in the defined categories of audit services, audit-related services and non-audit services\products up to specified amounts. Pre-approval may also be given as part of the Audit Committee’s approval of the scope of the engagement of the independent auditor or on an individual, explicit, case-by-case basis before the independent auditor is engaged to provide each service. The pre-approval of services may be delegated to one or more of the Audit Committee’s members, but the decision must be reported to the full Audit Committee at its next scheduled meeting.

The Audit Committee has determined that the rendering of the services other than audit services by PricewaterhouseCoopers LLP is compatible with maintaining the principal accountant’s independence.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF PROPOSAL 3.

EXECUTIVE OFFICERS

The following table sets forth certain information with respect to our executive officers as of March 13, 2015:

Name	Age	Position
Michael Tessler	54	President, Chief Executive Officer and Director
Scott D. Hoffpauir	50	Chief Technology Officer
James A. Tholen	55	Chief Financial Officer
Taher G. Behbehani	53	Chief Marketing Officer

Michael Tessler. See the biographical description of Mr. Tessler in “Directors Continuing in Office Until the 2016 Annual Meeting” above.

Scott D. Hoffpauir, one of our co-founders, has served as our Chief Technology Officer since November 1998. Prior to co-founding our company, Mr. Hoffpauir was Director of GSM Development at Celcore. Before Celcore, Mr. Hoffpauir was senior architect for Nortel Networks Corporation’s GSM and Inter-Exchange Carrier switching systems from 1987 to 1995.

James A. Tholen has served as our Chief Financial Officer since July 2007. Between January 2006 and July 2007, Mr. Tholen was engaged in consulting, advisory and investing activities. From January 2003 to January 2006, Mr. Tholen served as both Chief Financial Officer and Chief Operating Officer at Network Security Technologies, Inc., or NetSec, a managed and professional security services company acquired by MCI, Inc., now part of Verizon. Prior to joining NetSec, he served as Chief Strategy Officer and Chief Financial Officer for CareerBuilder, Inc. and was a member of that company’s board of directors. Mr. Tholen currently serves as a director of Millennial Media, Inc., where he also serves on the audit committee.

Taher G. Behbehani has served as our Chief Marketing Officer since October 2014. From 2013 to 2014, Mr. Behbehani was an investor in, and advisor to, several early-stage technology companies. During 2013, Mr. Behbehani served as Vice President of Enterprise Vertical Solutions at Blackberry, Inc., where he restructured Blackberry’s enterprise products and services. From 2010 to 2013, Mr. Behbehani worked at The American Express Company, initially as a consultant focusing on digital payments and mobile offers and later as Senior Vice President and General Manager of Commerce Innovation at American Express OPEN. In this role, Mr. Behbehani managed digital and online marketing, card and digital product development, and B2B payment strategy for American Express’s small and medium business customers.

SECURITY OWNERSHIP OF

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of the Company’s common stock as of February 15, 2015 by: (a) each director and nominee for director; (b) each of the executive officers named in the Summary Compensation Table; (c) all executive officers and directors of the Company as a group; and (d) all those known by the Company to be beneficial owners of more than five percent of its common stock. Except as otherwise noted, the address of the individuals below is c/o BroadSoft, Inc., 9737 Washingtonian Boulevard, Suite 350, Gaithersburg, Maryland 20878.

Name	Number of Shares Beneficially Owned(1)	Percentage
Executive Officers and Directors:
Michael Tessler(2)	242,769	*
James A. Tholen(3)	60,168	*
Scott D. Hoffpauir(4)	149,207	*
Taher G. Behbehani	3,830	*
Patrick O. Joggerst(5)	0	*
Andrew C. Wyatt(6)	0	*
David Bernardi(7)	6,148	*
John J. Gavin, Jr.(8)	34,431	*
Andrew M. Geisse(9)	652	*
Paul J. Magelli(10)	3,198	*
Douglas L. Maine(11)	41,449	*
John D. Markley, Jr.(12)	31,046	*
All directors and executive officers as a group (12 persons)(13)	572,898	2.0
5% Holders:
Franklin Resources, Inc.(14)	3,657,500	12.7%
FMR LLC(15)	2,716,829	9.4%
The Vanguard Group(16)	1,832,196	6.4%
Kornitzer Capital Management, Inc.(17)	1,743,672	6.0%
Sagard Capital Partners, L.P.(18)	1,615,682	5.6%
Blackrock, Inc.(19)	1,608,551	5.6%

*	Less than 1% of the outstanding shares of common stock
(1)	This table is based upon information supplied by officers, directors and principal stockholders. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, the Company believes that each of the stockholders named in this table has sole voting and sole investment power with respect to the shares indicated as beneficially owned. Pursuant to the rules of the SEC, the number of shares of common stock deemed outstanding includes shares issuable upon the vesting of RSUs held by the respective person that will vest within 60 days of February 15, 2015 and pursuant to options held by the respective person or group that are currently exercisable or may be exercised within 60 days of February 15, 2015. Shares shown in the table above include shares held in the beneficial owner’s name or jointly with others, or in the name of a bank, nominee or trustee for the beneficial owner’s account. Applicable percentages are based on 28,976,804 shares outstanding on February 15, 2015.
(2)	Includes 132,584 shares underlying currently exercisable options.
(3)	Includes 1,042 shares underlying currently exercisable options.
(4)	Includes 61,331 shares underlying currently exercisable options. Also includes 16,666 shares held by The Scott D. Hoffpauir 2000 Family Irrevocable Trust U/T/A dated 04/04/00 for the benefit of the children of Mr. Hoffpauir. Mr. Hoffpauir’s brother, Samuel Hoffpauir, is the trustee of The Scott D. Hoffpauir 2000 Family Irrevocable Trust U/T/A dated 04/04/00. Mr. Hoffpauir disclaims beneficial ownership of any shares held by The Scott D. Hoffpauir 2000 Family Irrevocable Trust U/T/A dated 04/04/00.

(5)	Mr. Joggerst resigned from the Company on August 28, 2014. For purposes of this table, we have assumed that he currently owns 0 shares of common stock.
(6)	Mr. Wyatt resigned from the Company on September 22, 2014. For purposes of this table, we have assumed that he currently owns 0 shares of common stock.
(7)	Includes 704 shares issuable upon the vesting of RSUs that will vest within 60 days of February 15, 2015.
(8)	Includes: 704 shares issuable upon the vesting of RSUs that will vest within 60 days of February 15, 2015, and 25,000 shares issuable within 60 days of February 15, 2015 upon the exercise of an option originally granted to Mr. Gavin that Mr. Gavin gifted to his adult children in June 2010. Mr. Gavin disclaims beneficial ownership of all of the shares underlying the option awards gifted to his adult children.
(9)	Includes 652 shares issuable upon the vesting of RSUs that will vest within 60 days of February 15, 2015.
(10)	Includes 704 shares issuable upon the vesting of RSUs that will vest within 60 days of February 15, 2015.
(11)	Includes 1,055 shares issuable upon the vesting of RSUs that will vest within 60 days of February 15, 2015.
(12)	Includes 704 shares issuable upon the vesting of RSUs that will vest within 60 days of February 15, 2015.
(13)	Includes 219,957 shares underlying options that are currently exercisable or may be exercised within 60 days of February 15, 2015, and 4,523 shares issuable upon the vesting of RSUs that will vest within 60 days of February 15, 2015. See footnotes 2 through 12.
(14)	Based solely on information contained in a Schedule 13G/A filed by the reporting persons with the SEC on February 4, 2015. The address of the reporting persons is One Franklin Parkway, San Mateo, CA 94403. Charles B. Johnson and Rupert H. Johnson, Jr. each own in excess of 10% of the outstanding stock of Franklin Resources, Inc. (“FRI”) and are the principal stockholders of FRI. Franklin Advisors, Inc., a subsidiary of FRI, has sole voting over 3,404,926 shares and sole dispositive power over 3,469,396 shares.
(15)	Based solely on information contained in a Schedule 13G/A filed by the reporting persons with the SEC on February 13, 2015. The address of the reporting persons is 2456 Summer Street, Boston, MA 02210. The reporting persons have sole voting power over 9,000 shares and sole dispositive power over 2,716,829 shares. The Schedule 13G/A states that Edward C. Johnson 3d is a director and Chairman of FMR LLC and that Abigail P. Johnson is a director, Vice Chairman, Chief Executive Officer and President of FMR LLC.
(16)	Based solely on information contained in a Schedule 13G/A filed by The Vanguard Group (“Vanguard”) with the SEC on February 10, 2015. The address of Vanguard is 100 Vanguard Blvd., Malvern, PA 19355. Vanguard has sole voting power over 41,690 shares, sole dispositive power over 1,794,106 shares and shared dispositive power over 38,090 shares. Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of Vanguard, is the beneficial owner of 38,090 shares as a result of its serving as investment manager of collective trust accounts for Vanguard. Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of Vanguard, is the beneficial owner of 3,600 shares as a result of its serving as investment manager of Australian investment offerings.
(17)

Based solely on information contained in a Schedule 13G/A filed by Kornitzer Capital Management, Inc. (“KCM”) with the SEC on January 22, 2015. The address of KCM is 5420 West 61st Place, Shawnee Mission, KS 66205. KCM has sole voting power over 1,743,672 shares, sole dispositive power over 1,695,226 shares and shared dispositive power over 48,446 shares.

(18)	Based solely on information contained in a Schedule 13D filed by the reporting persons with the SEC on October 27, 2014. The address of the reporting persons is 325 Greenwich Avenue, Greenwich, CT 06830. The reporting persons have shared voting and shared dispositive power over 1,615,682 shares. According to the Schedule 13D, Sagard Capital Partners, L.P. (“Sagard”) is the direct owner of the reported securities, Sagard Capital Partners GP, Inc. is the general partner of Sagard and Sagard Capital Partners Management Corp. is the investment manager of Sagard.
(19)

Based solely on information contained in a Schedule 13G/A filed by Blackrock, Inc. (“Blackrock”) with the SEC on February 2, 2015. The address of BlackRock is 40 East 52nd Street, New York, NY 10022. Blackrock has sole voting power over 1,544,453 shares, and sole dispositive power over 1,608,551 shares.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s directors and officers, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company or written representations that no other reports were required, all Section 16(a) filing requirements applicable to the Company’s officers, directors and greater than ten percent beneficial owners were complied with during the fiscal year ended December 31, 2014.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Introduction

This Compensation Discussion and Analysis provides information regarding our 2014 compensation program for our executive officers. We refer to these individuals as our named executive officers, or NEOs.

The following discussion and analysis of compensation arrangements of our NEOs should be read together with the compensation tables and related disclosures set forth below. This discussion also contains forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs that we may adopt. Actual compensation programs we adopt in the future may differ materially from currently planned programs as summarized in this discussion.

Our NEOs for 2014 were as follows:

•	Michael Tessler, President and Chief Executive Officer

•	James A. Tholen, Chief Financial Officer

•	Scott D. Hoffpauir, Chief Technology Officer

•	Taher Behbehani, Chief Marketing Officer(1)

•	Patrick O. Joggerst, Vice President, Worldwide Sales(2)

•	Andrew C. Wyatt, Vice President, Strategy(3)

(1)	Mr. Behbehani joined the Company in October 2014.

(2)	Mr. Joggerst resigned from the Company in August 2014.

(3)	Mr. Wyatt resigned from the Company in September 2014.

Executive Summary

We seek to closely align the interests of our NEOs with the interests of our stockholders through the creation of long-term value. Our compensation programs are designed to reward our NEOs for the achievement of our operational, financial and long-term strategic goals, without encouraging unnecessary or excessive risk-taking.

For 2014, our primary corporate goals were to drive our long-term revenue and income growth based on executing our strategic plan. Our executive compensation policies for the year were, therefore, designed to maintain a focus on our most significant financial performance objectives and value creation. Our annual cash incentive compensation was based on achievement of these same corporate goals.

The highlights of our 2014 executive compensation program were as follows:

•

Base Salaries. Based on consultation with James F. Reda & Associates, a division of Gallagher Benefit Services, which we refer to as JFR, an independent compensation consultant engaged by our Compensation Committee, we increased base salaries for Messrs. Tessler, Tholen and Hoffpauir to more closely align them with the median of our peer group. The base salaries for Messrs. Joggerst and Wyatt remained the same for 2014, as Mr. Joggerst’s base salary was already above the median of our peer group and Mr. Wyatt’s salary was negotiated in connection with his joining our Company in August 2013.

•

Equity Grants. In 2013, the Compensation Committee approved an equity grant for our NEOs that was significantly larger than historical grants made annually to these individuals, with the understanding that no further grants would be made to them in 2014 or 2015. The Compensation Committee believed that these grants were necessary because most of the equity that was previously granted to the NEOs was fully vested and it was critical that these executives remain with the Company for the next several years especially given the transition of the Company’s business from one that primarily relied upon revenue derived from software licenses to one that allows service providers to either obtain our offerings through a perpetual software license model or a cloud-based, software-as-a-service model. At the time of the 2013 award, the Compensation Committee stated that it did not expect to grant to Messrs. Tessler, Tholen and Hoffpauir any additional equity in 2014 or 2015. Consequently, we did not award any equity to those NEOs during 2014.

•

Annual Cash Bonus Plan. We established a cash bonus plan designed to reward our NEOs who participate in our annual cash bonus plan on achievement of our corporate financial performance goals, specifically revenue and non-GAAP operating income, and the achievement of our five key strategic corporate objectives, as further described below. Our 2014 total consolidated revenue performance represented a 35% weighting of each participating NEOs target bonus amount, our 2014 non-GAAP operating income represented a 35% weighting of each participating NEOs target bonus amount and our 2014 strategic objectives represented a 30% weighting of each participating NEOs target bonus amount.

Consistent with our aim of paying for performance, our 2014 cash bonus plan also contained a provision allowing us to make additional discretionary cash bonus payments to our NEOs from a special management bonus pool funded with an amount equal to 5% of the revenue that exceeded our 2014 target revenue amount. For 2014, revenue did not exceed the target and therefore no pool was created and no discretionary bonuses were paid.

•

Commission Compensation. Mr. Joggerst, who served as head of worldwide sales until his resignation in August 2014, did not participate in our annual cash bonus plan but instead participated in a commission plan with payments determined based on his achievement of a pre-determined sales quota.

•

Change in Control Benefits. Neither the change in control agreements we have with our NEOs nor the equity awards granted to our NEOs provide for “single trigger” benefits on a change in control; instead these agreements and our equity awards provide for “double trigger” severance benefits.

Under our change in control agreements, none of our NEOs are entitled to cash severance payments that exceed the amount of their annual salaries at the time of termination, and these agreements do not provide for “golden parachute” tax gross-up payments.

•	Perquisites. We continued our practice of not providing perquisites to our NEOs that are otherwise not available to every employee.

Response to 2014 Say-on-Pay Vote

We conducted our advisory vote on executive compensation, or say-on-pay vote, at our 2014 annual meeting of stockholders regarding our 2013 executive compensation program. At our 2014 annual meeting, approximately 27% of the shares that were voted were cast in favor of our advisory vote on NEO compensation. The 2014 vote outcome represented a significant decline compared to the 2013 vote, when over 99% of the shares that were voted were cast in favor of our NEO compensation. While this vote was advisory only, and given that our 2014 executive compensation program had already been established and disclosed, our Compensation Committee considered the results of the vote in the context of our overall compensation philosophy, policies and decisions and 2015 executive compensation decisions, as described below.

The 2014 vote was concerning to the Board, the Compensation Committee and management, and the Board directed our senior management team to gather feedback from our major stockholders regarding our executive compensation programs. Our goals in soliciting feedback were to (a) better understand our stockholders’ views on executive compensation, (b) be responsive to our stockholders’ views expressed in the 2014 advisory vote on NEO compensation, and (c) discuss our stockholders’ views on potential changes to our compensation programs that would completely or meaningfully address concerns they had. Our outreach efforts included the following:

•	multiple in-depth discussions with a significant percentage of our institutional stockholders after our 2014 annual meeting;

•	examination of reports and analyses issued by the principal proxy advisory services;

•	analysis of compensation practices at peer companies; and

•	solicitation of advice from the Compensation Committee’s compensation consultant.

We requested discussions with stockholders holding, in aggregate, over 82% of our outstanding stock as of September 30, 2014. During the fall of 2014, our Chief Financial Officer and our General Counsel held conference calls with stockholders representing approximately 61% of our outstanding shares, including seven of our ten largest stockholders. None of the stockholders requested to speak to Mr. Gavin, the chair of our Compensation Committee. Additionally, we met with advisors at Institutional Shareholder Services in January 2015 to discuss the Company’s compensation and corporate governance practices.

As part of its ongoing evaluation of all elements of our executive compensation program, the Compensation Committee carefully considered the 2014 say on pay vote, and the extensive feedback from the stockholder outreach program. In response to the vote and this stockholder feedback the Compensation Committee took the actions described below.

Stockholder Concern or Request	Action Taken

Adjust timing of equity award grants to named executive officers from every three years to every year	In lieu of making one larger grant every three years, the Compensation Committee will return to an annual grant cycle beginning in 2016. The NEOs, other than Mr. Behbehani who was hired in 2014, did not receive equity awards in 2014 and no NEOs will receive equity awards in 2015.

Eliminate discretionary bonuses if such discretionary component is not pre-established in the plan

The Compensation Committee does not plan to award discretionary bonuses in the future if the terms are not pre-established in a written bonus plan.

The 2014 annual bonus plan contains a component that is based on achievement of our five strategic corporate objectives which were determined at the beginning of the year. Achievement of each such corporate objective is determined by the Compensation Committee using pre-determined performance metrics designed to measure achievement of each objective. Our 2015 annual bonus plan is also based on, and the Compensation Committee expects that future annual cash bonus programs will continue to be based on, the achievement of corporate strategic objectives.

To the extent the Compensation Committee desires to include a discretionary aspect in a bonus plan, the parameters of such discretion will be disclosed to stockholders and if a discretionary bonus is paid, the

Stockholder Concern or Request	Action Taken

Company will disclose the criteria used in the determination of such bonus.

Expressly carve out from bonus plan criteria achievement the contributions from in-year acquisitions	The Compensation Committee has included in the 2015 bonus plan, and will formally include in the annual bonus plan in the future, language that excludes the financial impact from in-year acquisitions in determining achievement of the financial bonus criteria. Previously, the financial impact from in-year acquisitions was not included for purposes of determining achievement of financial bonus criteria, but an express prohibition was not included in the bonus plan.

Eliminate the issuance of PSUs based on the achievement of absolute stock price hurdles	When the Compensation Committee next grants equity awards to our NEOs in 2016, it does not expect to issue PSUs based on the achievement of absolute stock price hurdles. Some investors noted that an absolute stock price target was not necessarily indicative of actual Company performance especially relative to our peers.

Our Compensation Objectives

We have designed our executive officer compensation program with the following primary objectives:

•	to retain those executive officers who continue to perform at or above the levels we expect;

•	to attract, as needed, executive officers with the skills necessary for us to achieve our corporate objectives;

•	to tie annual cash incentives to the achievement of measurable corporate performance objectives;

•	to manage the risks of our business;

•	to allocate our resources effectively in the development of market-leading technology and products; and

•	to reinforce a sense of ownership and overall entrepreneurial spirit and to align our executive officers’ incentives with stockholder value creation.

In the future, our Compensation Committee may refine and modify our compensation programs to further reflect the competitive market for executive talent and our business needs.

Role of Our Compensation Committee

Our Board has delegated responsibility for developing our compensation philosophy and for designing, administering and interpreting our executive compensation programs to our Compensation Committee. Our Compensation Committee is appointed by our Board. Our Compensation Committee currently consists entirely of directors who are outside directors for purposes of Section 162(m) of the Code and non-employee directors for purposes of Rule 16b-3 under the Exchange Act. In 2014, our Compensation Committee determined the compensation for all of our NEOs, with the exception of Mr. Behbehani, whose 2014 compensation was negotiated, as noted above, in connection with the commencement of his employment.

Our Compensation Committee performs, at least annually, a strategic review of our NEOs’ compensation arrangements. The goals of these reviews are to determine whether current compensation arrangements provide adequate incentives and motivation to our NEOs and whether they adequately compensate our NEOs relative to comparable officers in other companies with which we compete for executives. With respect to 2014 compensation for our NEOs, our Compensation Committee conducted a review of executive compensation in January 2014, with final compensation arrangements determined in February 2014.

Role of Compensation Consultant

Our Compensation Committee has the authority to engage an independent compensation consultant and our Compensation Committee engaged JFR, an independent compensation consultant, to advise it with respect to our 2014 compensation programs. Our Compensation Committee expects to continue engaging independent compensation consultants to advise it on executive compensation matters in future years as well.

In January 2014, JFR provided our Compensation Committee with a detailed assessment of the most recent publicly available compensation information for executive officers of the 22 public companies noted below. These 22 companies, which are in the application software, communications equipment, electronic manufacturing services, internet software and services and systems software sectors and had annual revenues ranging from $95 million to $359 million, are referred to as our “peer group.” The Company’s revenue was in the 40th percentile of the revenues of the peer group.

2014 Peer Group

•	Advent Software, Inc.

•	Calamp Corp.

•	Callidus Software, Inc.

•	Calix, Inc.

•	comScore, Inc.

•	Cornerstone OnDemand, Inc.

•	Interactive Intelligence, Inc.

•	iPass Inc.

•	Limelight Networks, Inc.

•	LivePerson, Inc.

•	LogMeIn, Inc.

•	NetSuite Inc.

•	Mercury Computer Systems, Inc.

•	Proofpoint, Inc.

•	PROS Holdings, Inc.

•	Ruckus Wireless, Inc.

•	SeaChange International, Inc.

•	ShoreTel, Inc.

•	Sonus Networks, Inc.

•	Synchronoss Technologies, Inc.

•	Tangoe, Inc.

•	TiVo Inc.

Based on its review of the compensation paid to executive officers of these companies, taking into consideration their size and annual revenue relative to us, as described above, our Compensation Committee made the decisions explained below with respect to our NEOs base salaries and target cash bonus amounts.

Role of the Chief Executive Officer

With respect to compensation decisions relating to his compensation as our chief executive officer, Mr. Tessler abstains from involvement in the discussions. With respect to compensation decisions regarding all other executive officers, Mr. Tessler has made recommendations to our Compensation Committee and participates in the Committee’s discussions. Our Compensation Committee expects that it will typically continue to consider recommendations from the chief executive officer in evaluating the performance of, and making compensation decisions for, executive officers other than the chief executive officer.

Compensation Components

In 2014, our executive compensation program consisted of three principal components:

•	base salary;

•	an annual cash bonus program; and

•	customary employee benefits available to all employees on the same terms.

Mix of Compensation

We believe, given the industry in which we operate and the corporate culture that we have created, base compensation, bonuses and equity incentives at levels consistent with those for executive officers of comparable companies are generally sufficient to retain our existing executive officers and to hire new executive officers when and as required. Our Compensation Committee believes a significant portion of our NEOs’ compensation should be tied to our performance. In seeking to set competitive base and incentive compensation, our Compensation Committee also acknowledges that, in certain circumstances, we may be required to pay executives at somewhat higher rates, commensurate with the individuals’ experience, to recruit and retain these executives, who have competing employment opportunities.

Although equity awards were not issued in 2014, we continue to believe, as is common in the technology sector, equity awards are a key compensation-related motivator in attracting and retaining executive officers in addition to base salary and cash bonuses. The RSUs awarded in 2013 are subject to time-based vesting conditions over four years, and the PSUs are subject to performance conditions related to our stock price, as well as time-based vesting once the performance conditions are achieved.

Our Compensation Committee has not adopted any formal or informal policies or guidelines for allocating compensation between long-term and currently paid compensation, between cash and non-cash compensation, or among different forms of cash compensation. However, our Compensation Committee’s general philosophy is to make a greater percentage of an employee’s compensation performance-based, via equity awards or company performance based bonus programs, as he or she becomes more senior.

Base Salary

Base salaries are intended to provide our NEOs with a degree of financial certainty and stability that does not depend on our performance, and are part of the total compensation package that the Compensation Committee believes is necessary to help ensure the retention of our high-performing NEOs. Our Compensation Committee sets base salaries for our NEOs annually and adjustments, if any, take into account each NEO’s position, individual performance, responsibilities and experience, our overall budget for base salary increases, external market data, competitive conditions and the relative ease or difficulty of replacing such NEO with a well-qualified person.

For 2014, in consultation with JFR and consideration of the peer group data for executives in comparable roles, our Compensation Committee determined to increase base salaries for Messrs. Tessler, Tholen and Hoffpauir as follows, effective April 1, 2014:

Name	2014 Salary	2013 Salary	Reasons for the Change
Mr. Tessler	$496,000	$440,000	Base salary was 11% below peer group median
Mr. Tholen	$340,000	$312,966	Base salary was 8% below peer group median
Mr. Hoffpauir	$328,000	$291,748	Base salary was 11% below peer group median
Mr. Joggerst	$304,500	$304,500	Base salary was above peer group median-no change
Mr. Wyatt(1)	£150,000	£150,000	Joined the company in mid-2013

(1)	Mr. Wyatt’s 2014 annual base salary was £150,000, or $232,980 as converted into U.S. dollars based on the conversion rate of £1.00 to $1.5532 as of December 31, 2014.

Mr. Behbehani joined the Company in October 2014. Pursuant to the terms of his offer letter, his 2014 annual base salary was $300,000.

Cash Bonus Program

We believe it is important to provide our NEOs with the opportunity to earn annual cash incentive payments to reward the achievement of various pre-determined corporate objectives and to motivate the executives to contribute to our achievement of those objectives. Our cash bonus program is administered by our Compensation Committee and covers specified, eligible employees.

2014 Bonus Plan

During our annual compensation review process, our Compensation Committee determines a target annual cash bonus for all of our non-sales NEOs, with the target dependent on the officer’s role within the Company and consideration of the target bonuses of individuals holding comparable positions at our peer companies, and establishes a commission target for any sales NEOs. Our Compensation Committee made these determinations after reviewing the total cash compensation of each NEO relative to the peer group data with the long-term objective of each NEO’s total cash compensation being approximately at, or moderately above, the 50th percentile. For 2014, Mr. Joggerst participated in a commission plan. For 2014, target cash bonuses as a percentage of annual base salary, for each of our non-sales NEOs, were as follows:

Name	2014 Target Bonus	Percentage of 2014 Base Salary
Mr. Tessler	$397,000	80%
Mr. Tholen	$204,000	60%
Mr. Hoffpauir	$197,000	60%
Mr. Wyatt(1)	$116,490	50%

(1)	Mr. Wyatt’s annual bonus target for 2014 was £75,000, and the amount set forth above is his target bonus converted into U.S. dollars based on the conversion rate of £1.00 to $1.5532 as of December 31, 2014. Mr. Wyatt did not receive a bonus in 2014 because he resigned in September 2014.

In developing the cash bonus program for our non-sales NEOs, our Compensation Committee establishes annual corporate performance objectives. These corporate objectives are tied to certain metrics set forth in our annual corporate operating plan, which plan is approved by the full Board. Our Compensation Committee then establishes a bonus program for the non-sales NEOs whereby these NEOs’ bonuses are based on our level of achievement of these corporate objectives.

Mr. Joggerst’s commission target was set by the Compensation Committee, with the actual amount of commissions paid based on his achievement of sales targets. For 2014, Mr. Joggerst’s commission target was $230,000 which amount was approximately 75% of his 2014 base salary.

Mr. Behbehani did not participate in the cash bonus program, but pursuant to his offer letter received $37,500 as a bonus for 2014, which is 12.5% of his annual salary.

Corporate Performance Objectives

For 2014, the corporate performance objectives for the cash bonus program related to (a) total revenue in 2014, (b) 2014 non-GAAP operating income (defined as operating income calculated in accordance with General Accepted Accounting Principles plus stock-based compensation expense and amortization of acquired intangibles assets) and (c) achievement of our 2014 corporate strategic objectives. In choosing these objectives, our Compensation Committee determined it wished to incentivize our NEOs for revenue and non-GAAP operating income growth, both of which the Compensation Committee believes are critical to the long-term generation of stockholder value, and to meet the strategic objectives, which were short and long-term goals that the Compensation Committee believed would benefit the Company even if progress toward such goals did not result in revenue or non-GAAP operating income during 2014. In view of the relative importance of revenue growth, non-GAAP operating income and the corporate objectives, our Compensation Committee determined to give 35% weight to the revenue objective, 35% to the non-GAAP operating income objective and 30% weight to achievement of the corporate strategic objectives.

For each of the corporate financial objectives, our Compensation Committee established a threshold level, which would entitle the non-sales NEOs to receive 80% of their target bonus amount attributable to the objective, and a target level, which would entitle such NEOs to receive their full target bonus amount attributable to the objective. The bonus amounts are pro-rated for achievement levels between the threshold and the target amounts. In addition, to incentivize exemplary financial performance, our Compensation Committee also determined, if our financial performance exceeded the target level for the revenue objective, our management team, including our non-sales NEOs, would be eligible to receive additional discretionary bonuses. These additional cash bonuses would be awarded from a management bonus pool funded with 5% of our recognized revenue that exceeded the revenue target. Because we did not exceed the target revenue objective, no additional discretionary cash bonuses were paid.

The threshold and target amounts of the 2014 corporate performance objectives, along with our actual results for both objectives, are set forth below:

Corporate Performance Objective	Threshold Level	Target Level	Actual Result
Total revenue (GAAP)	$205 million	$218 million	$216.9 million
Non-GAAP operating income	$38 million	$47 million	$42.2 million

For the calculation of non-GAAP operating income for 2014, please refer to “Non-GAAP Financial Measures” on page 54 of our Annual Report on Form 10-K for the year ended December 31, 2014, filed with the SEC on February 25, 2015.

The strategic corporate objectives for the 2014 Bonus Plan, their relative weight for the corporate strategic objective component and the actual achievement of such objective by our NEOs were as follows:

Corporate Strategic Objective	Description	Percentage Weight of Component	Actual Result Achieved
Accelerate Sell-Thru	Increase end-user demand of our products and services by working with our service provider customers	20%	20%
Advance BroadCloud globally	Expand the use of our BroadCloud managed services internationally by winning new customers and growing our cloud services revenue	25%	25%
Own VoLTE transformation	Continue to win projects with service providers deploying VoLTE platforms for their end-users	20%	20%
Drive UC-One into the Marketplace	Broaden the adoption of our UC-One offering by our customers, complete our new product release and expand our cloud offering to new vertical market segments	20%	16%
Strengthen our High Performance Organization	Continue to improve internal efficiencies by increasing training and internal development plans	15%	15%

The Compensation Committee reviewed and assessed specific performance metrics underlying each corporate strategic objective to determine if the NEOs satisfied such objective. There were not threshold amounts established for the achievement of the corporate strategic objective component of the 2014 Bonus Plan; rather, the Compensation Committee determined whether each performance metric had been achieved and determined the percentage achievement for the corporate strategic objective component of the 2014 Bonus Plan.

2014 Bonus Plan — Results of Performance

We had a strong 2014, both in terms of financial performance and achievement of our strategic objectives. Total revenue for 2014 was $216.9 million, an increase of 21% compared to $178.5 million in 2013, and non-GAAP operating income for 2014 was $42.2 million, or 19% of total revenue, compared to $38.1 million, or 21% of total revenue, in 2013. We achieved almost all of our 2014 strategic corporate goals by, among other things, growing our BroadCloud business by approximately 105% from 2013 and securing significant wins from tier-1 service providers for VoLTE and other projects. For a discussion of non-GAAP operating income and a reconciliation of this non-GAAP measure to GAAP income from operations, please refer to “Non-GAAP Financial Measures” on pages 51, 52 and 54 of our Annual Report on Form 10-K for the year ended December 31, 2014, filed with the SEC on February 25, 2015.

Our revenue target under the 2014 Bonus Plan was $218 million, and our initial annual revenue guidance for 2014 was $206 to $212 million. In the third quarter of 2014, we increased our revenue guidance to $211 to $216 million, to reflect the strength of our 2014 performance through the first three quarters of 2014. Despite our successful 2014 performance, our NEOs who participate in our annual cash bonus plan only earned 95% of their target bonus amounts due to the rigorous cash bonus program targets for revenue, operating income and corporate strategic objectives set forth in the plan, as described in this Proxy Statement.

The Compensation Committee determined that the Company achieved (a) 95.54% of the revenue target, (b) 93.77% of the non-GAAP operating income target and (c) 96% of its 2014 strategic corporate objectives set forth in the 2014 Bonus Plan. The Company exceeded the threshold amount for the revenue and operating income target components of the 2014 Bonus Plan.

As a result, as described above, each non-sales NEO received 95% of his target bonus, which amounts are also reflected in the “Non-Equity Incentive Plan Compensation” column of the “Summary Compensation Table.”

Mr. Behbehani did not participate in the 2014 Bonus Plan since he joined the Company in October 2014, although pursuant to his offer letter, he received a cash bonus of $37,500 for 2014. Mr. Wyatt resigned from the Company during 2014 and did not receive a bonus for 2014 performance.

Equity Incentive Compensation

For all NEOs, we utilize equity-based awards to reward long-term performance and incentivize retention, thereby allowing the NEOs to share in our corporate performance. Authority to make equity grants to NEOs rests with our Compensation Committee, although, as noted above, our Compensation Committee considers the recommendations of our chief executive officer for grants to executive officers other than himself.

Historically, equity-based compensation has been our primary long-term incentive compensation component. We believe equity-based compensation has and will continue to be a significant part of our NEOs’ total compensation packages. We believe equity-based compensation aligns the interests of our stockholders and executives over the long-term. The vesting feature of our equity-based awards contributes to NEO retention since this feature provides an incentive to our NEOs to remain with the Company during the vesting period. We have not established any formal stock ownership guidelines for our NEOs, nor do we have any program, plan or obligation that requires us to grant equity compensation on specified dates. To date, we have used stock options, restricted stock, or RSUs and performance stock units, or PSUs, in our awards to our NEOs, and the Compensation Committee has increasingly focused on issuing RSUs to our NEOs. Our Compensation Committee may also consider other alternative forms of equity-based awards in the future. We customarily make equity grants in connection with a new hire.

2014 — No Equity Awards Issued

As previously disclosed, following the equity grants made in 2013 to the named executive officers, none of the NEO’s, other than Mr. Behbehani (who joined the Company in October 2014 and received RSUs in connection with the commencement of his employment), were awarded equity during 2014. The NEOs will not receive any equity awards during 2015. As a result of the feedback received during our stockholder outreach, as discussed above, the Compensation Committee expects to return to an annual equity award cycle beginning in 2016.

Our Compensation Committee believes, at any given time, a meaningful amount of our NEOs’ equity should be unvested. Any options are granted with an exercise price equal to the fair market value of our common stock on the date of grant. Since our initial public offering, the fair market value of our common stock has been based on the closing sale price of our common stock as quoted on the NASDAQ on the date of grant.

Equity Grant to Mr. Behbehani

In October 2014, Mr. Behbehani was granted 55,000 RSUs in connection with the commencement of his employment with the Company. The RSUs vest 25% on October 20, 2015, and thereafter in an incremental 6.25% of the total number of shares subject to such RSU as of each quarterly anniversary of such date, subject to Mr. Behbehani’s continuous service through the vesting period of the award.

Other Compensatory Benefits

We believe it is appropriate and necessary for recruitment and retention to provide our NEOs with other forms of compensatory benefits, including the following:

Severance and Change in Control Benefits

Neither our 1999 Stock Incentive Plan nor our 2009 Plan include, as a default provision, any acceleration to the equity vesting schedule upon termination of the holder, but they do provide our Board or our Compensation Committee with the discretion to provide for acceleration of the equity vesting schedule in individual cases. Our Board or Compensation Committee has on occasion approved acceleration of all or a portion of the equity vesting schedule for certain employees in connection with their departure from the Company, although the Compensation Committee did not accelerate any of the outstanding equity held by Messrs. Joggerst or Wyatt in connection with their resignations in 2014.

For our NEOs, all stock options granted under our 2009 Plan include a double-trigger provision accelerating the option vesting schedule in full if a “change in control” occurs and the NEO is terminated without “cause” or resigns from employment for “good reason” within one year after the consummation of the change in control, with each such term more fully discussed below under “Potential Payments and Acceleration of Equity Upon Separation in Connection with a Change in Control — Severance Agreements.” Additionally, the RSUs and PSUs held by our NEOs include provisions accelerating the vesting schedule upon certain events. The RSUs granted to the NEOs in 2013 provide that the vesting schedule accelerates and the awards become vested if the NEO is terminated without cause or resigns for good reason within one year after a change of control of the Company. The PSUs granted to the NEOs in 2013 provide that if a change in control occurs prior to February 15, 2017, then 50% of any PSUs that have not previously vested shall immediately vest if each of the following requirements are met with respect to such PSUs: (a) the award has been continued, assumed or substituted in accordance with the 2009 Plan, or any successor provision and (b) the participant has been terminated without cause within one year after the consummation of the change in control or the recipient terminates his employment with the Company for good reason, where the events giving rise to his right to resign for good reason arose within one year after the consummation of the change in control.

Our Compensation Committee has approved the execution of agreements with each of our NEOs that contain severance provisions providing for continued payment of salary and provision of certain benefits for a specified period of time, in the event that the NEO is terminated without cause or resigns for good reason within one month prior to, or one year after, a change in control of the Company. These severance agreements are generally identical, although the length of time for which salary and benefits shall be continued varies by officer. These agreements are described below under “Potential Payments and Acceleration of Equity Upon Separation in Connection with a Change in Control — Severance Agreements.”

Our Compensation Committee determined to provide these arrangements to mitigate some of the risk that exists for executives working in a dynamic technology company such as ours, an environment where there is a reasonable possibility we may be acquired. These arrangements are intended to retain qualified executives that have alternatives that may appear to them to be less risky absent these arrangements and mitigate a potential disincentive to consideration and execution of such an acquisition, particularly where the services of these NEOs may not be required by the acquirer following the acquisition. For quantification of these severance and change of control benefits, please see “Potential Payments and Acceleration of Equity Upon Separation in Connection with a Change in Control” below.

Other Benefits

Our NEOs are eligible to participate in all of our employee benefit plans, such as medical, dental, vision, group life, disability, accidental death and dismemberment insurance, business travel accident insurance, business travel medical insurance, an employee assistance program and our 401(k) plan, in each case on substantially the same basis as other employees in the geographical location where they are based. We do not provide any retirement benefits separate from our 401(k) plan. We provide a 401(k) plan matching contribution, up to 3% of the amount contributed by the employee, for all U.S.-based employees, including our U.S.-based NEOs. The NEOs participated on the same basis as all other employees.

Perquisites

Generally, we do not provide any perquisites or other personal benefits to our NEOs.

Accounting and Tax Considerations

Our Compensation Committee considers the financial accounting and tax implications of its executive compensation decisions, and weighs such considerations with the objectives of its executive compensation objectives. In accordance with guidance applicable to stock-based compensation, we measure stock-based compensation expense based on the fair value of the award on the date of grant and we recognize this expense over the vesting period of the award. For our historical option awards, this has resulted in a non-cash compensation charge being incurred over the vesting periods of the options. Applicable accounting rules also require us to record cash compensation as an expense at the time the obligation is accrued.

With respect to stock option awards, while any gain recognized by employees and other service providers from nonqualified options should be deductible, to the extent an option constitutes an incentive stock option, gain recognized by the optionee will not be deductible by us if there is no disqualifying disposition by the optionee. With respect to equity and cash compensation, we generally seek to structure such awards so that they do not constitute “deferred compensation” under Section 409A of the Code, thereby avoiding penalties and taxes on such compensation applicable to deferred compensation.

Section 162(m) of the Code generally disallows a tax deduction for compensation in excess of $1.0 million paid to our chief executive officer and three other highest paid officers (excluding the chief financial officer) in office at fiscal year-end. Qualifying performance-based compensation is not subject to the deduction limitation if specified requirements are met. We periodically review the potential consequences of Section 162(m) and our Compensation Committee may, in its judgment, authorize compensation payments that do not comply with the exemptions in Section 162(m) when it believes that such payments are appropriate to attract and retain executive talent. The availability to us of a tax deduction for compensation expense has not been material to our compensation decisions.

SUMMARY COMPENSATION TABLE

The following table shows compensation awarded or paid to, or earned by, our NEOs during 2014, 2013 and 2012.

Name and principal position	Year	Salary(1)		Bonus(2)	Stock Awards(3)		Option Awards(4)	Non-Equity Incentive Plan Compensation(5)	All Other Compensation(6)		Total(7)
Michael Tessler	2014	$482,000		—	—		$—	$377,150	$5,200		$864,350
President and Chief Executive Officer	2013	440,000		$118,158	$5,581,100	(8)	—	79,842	5,100		6,224,200
	2012	400,000		—	1,560,095	(9)	—	261,720	5,000		2,226,815

James A. Tholen	2014	333,242		—	—		—	193,800	5,200		532,242
Chief Financial Officer	2013	312,966		56,979	3,611,300	(8)	—	38,502	5,100		4,024,847
	2012	303,850		—	710,186	(9)	—	134,791	5,000		1,153,827

Scott D. Hoffpauir	2014	318,937		—	—		—	187,150	5,200		511,287
Chief Technology Officer	2013	291,748		53,181	3,611,300	(8)	—	35,935	5,100		3,997,264
	2012	283,250		—	701,530	(9)	—	125,805	4,720		1,115,305

Taher G. Behbehani(10)	2014	60,417		37,500	1,202,850		—	—	—		1,300,767
Chief Marketing Officer

Patrick O. Joggerst	2014	387,846	(11)	—	—		—	—	107,252	(12)	495,097
Vice President, Global Sales	2013	487,537	(13)	—	1,149,050	(8)	—	—	5,100		1,641,687
	2012	115,962	(14)				2,665,668	72,703	—		2,854,333

Andrew C. Wyatt	2014	116,490	(15)	—	—		—	—	58,245	(16)	174,735
Vice President, Strategy	2013	82,650	(15)	14,821	733,800	(8)	2,756,050	10,014	—		3,597,335

(1)	Amounts in this column reflect base salary for each of the NEOs, including any salary contributed by the NEO to our 401(k) plan, unless otherwise noted. In 2014, base salaries for our NEOs were increased effective April 1, 2014 (as described in “Compensation Discussion and Analysis — Compensation Components — Base Salary”). The amounts in this column for 2014 reflect aggregate base salary in 2014, including amounts earned from January 1, 2014 – March 31, 2014 at such NEO’s 2013 base salary rate, and amounts earned April 1, 2014 – December 31, 2014 at the increased 2014 base salary amount.
(2)	Amounts in this column for 2013 represent the discretionary award portion of a cash bonus in 2013 outside of our 2013 cash bonus program for Messrs. Tessler, Tholen, Hoffpauir and Wyatt. See footnote 10 regarding Mr. Behbehani’s 2014 bonus.
(3)	Amounts in this column represent the aggregate grant date fair values of RSUs issued to the NEO during 2014, RSUs (and, in the case of Messrs. Tessler, Tholen, Hoffpauir and Joggerst, PSUs) issued in 2013, and RSUs granted in 2012, determined in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are included in Note 2 to the Company’s audited financial statements for the year ended December 31, 2014, included in the Company’s 2014 Annual Report on Form 10-K filed with the SEC on February 25, 2015.
(4)	This column reflects the aggregate grant date fair values for all option awards granted during the fiscal year, determined in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are included in Note 2 to the Company’s audited financial statements for the year ended December 31, 2014, included in the Company’s 2014 Annual Report on Form 10-K filed with the SEC on February 25, 2015.
(5)	Amounts in this column represent the cash payments made to our NEOs in respect of our achievement of corporate performance objectives under our annual cash bonus program. For additional information regarding the calculation of these amounts for 2014, see “Compensation Discussion and Analysis —Compensation Components — Cash Bonus Programs.”
(6)	Unless otherwise described, amount reflects the Company’s matching contributions to the U.S.-based NEOs 401(k) plan account. Such matching contributions began in fiscal 2012. See footnote 12 regarding Mr. Joggerset’s 2014 amount in this column. See footnote 16 regarding Mr. Wyatt’s 2014 amount in this column.

(7)	The dollar values in this column for each NEO represent the sum of all compensation referenced in the preceding columns.
(8)	The amounts reflect the fair value as of the date of grant of (i) the RSUs granted during 2013, as follows: Mr. Tessler, $3,137,350; Mr. Tholen, $2,030,050; Mr. Hoffpauir, $2,030,050; Mr. Joggerst, $645,925 and Mr. Wyatt, $733,800; and (ii) the PSUs granted during 2013, as follows: Mr. Tessler, $2,443,750; Mr. Tholen, $1,581,250; Mr. Hoffpauir, $1,581,250; and Mr. Joggerst, $503,125. The grant date fair value of the PSUs issued to the NEOs in 2013, assuming 100% satisfaction of the performance criteria of the awards would have been $3,137,350, $2,030,050, $2,030,050 and $645,925 for Messrs. Tessler, Tholen, Hoffpauir and Joggerst, respectively, based on a grant date stock price of $36.91. Assumptions used in the calculation of these amounts are included in Note 2 to the Company’s audited financial statements for the year ended December 31, 2014, included in the Company’s 2014 Annual Report on Form 10-K filed with the SEC on February 25, 2015.
(9)	The amounts reflect the fair value as of the date of grant of the RSUs granted during 2012. Assumptions used in the calculation of these amounts are included in Note 2 to the Company’s audited financial statements for the year ended December 31, 2014, included in the Company’s 2014 Annual Report on Form 10-K filed with the SEC on February 25, 2015.
(10)	Mr. Behbehani joined the Company on October 20, 2014. His 2014 base salary, on an annualized basis, was $300,000. Pursuant to the terms of his offer letter, he was awarded a 2014 bonus of $37,500.
(11)	Includes salary earned prior to his resignation of $203,000 and sales commissions of $184,846 earned for 2014 sales through September 2014.
(12)	Includes $105,404 paid in severance in connection with his resignation on August 28, 2014 and $1,848 in matching contributions to his 401(k) Plan.
(13)	Includes base salary of $304,500 and sales commissions of $183,037 earned for 2013 sales.
(14)	Mr. Joggerst joined the Company on August 13, 2012. His 2012 base salary, on an annualized basis, was $300,000.
(15)	Mr. Wyatt joined the Company on August 26, 2013. His 2013 annual base salary was £150,000. His salary for 2013 represents the amount received during 2013. Mr. Wyatt’s 2013 salary and bonus amounts included in the table have been converted into U.S. dollars based on the conversion rate of £1.00 to $1.6557 as of December 31, 2013, and his 2014 salary amounts included in the table have been converted into U.S. dollars based on the conversion rate of £1.00 to $1.5532 as of December 31, 2014.
(16)	Includes £37,500 paid in severance in connection with his resignation on September 22, 2014, converted into U.S. dollars based on the conversion rate of £1.00 to $1.5532 as of December 31, 2014.

2014 GRANTS OF PLAN-BASED AWARDS

The following table sets forth certain information with regard to potential cash bonuses payable for 2014 under our annual cash bonus program. No equity awards were issued to the NEOs during 2014, except to Mr. Behbehani in connection with the commencement of his employment in October 2014.

		Estimated Potential Payouts Under Non-Equity Incentive Plan Awards(1)						All Other Stock Awards: Number of Shares of		Grant Date Fair Value of Stock Awards
Name	Grant Date	Threshold ($)		Target ($)		Maximum ($)		Stock or Units
Michael Tessler		$111,160	(2)		(2)	$138,950	(2)
		111,160	(3)		(3)	138,950	(3)
			(4)		(4)	119,100	(4)

James A. Tholen		57,120	(2)		(2)	71,400	(2)
		57,120	(3)		(3)	71,400	(3)
			(4)		(4)	61,200	(4)

Scott D. Hoffpauir		55,160	(2)		(2)	68,950	(2)
		55,160	(3)		(3)	68,950	(3)
			(4)		(4)	59,100	(4)

Taher G. Behbehani		—		—		—
	10/29/2014							55,000	(5)	$1,202,850	(5)

Patrick O. Joggerst		—		—		—

Andrew C. Wyatt		34,770	(2)		(2)	43,462	(2)
		34,770	(3)	37,250	(3)	43,462	(3)
			(4)		(4)	37,253	(4)

(1)	Our annual cash bonus program is administered by our Compensation Committee to reward our non-sales NEOs. Under this program, our Compensation Committee determines a target annual bonus for each of these NEOs, depending upon the officer’s role within the Company. In developing the bonus program each year, our Compensation Committee establishes annual corporate performance objectives and allocates the target bonus for each NEO across these objectives. In 2014, our Compensation Committee allocated 35% of each individual’s target annual bonus to our corporate revenue objective, 35% to our non-GAAP operating income objective and the remaining 30% of each individual’s target bonus to achievement of our corporate strategic objectives. The potential payments to the NEOs under the annual cash bonus program based on our corporate performance objectives are set forth in this table. As the “Target” and “Maximum” amounts are the same under our cash bonus program for the revenue and operating income components, we have disclosed the maximum amount an NEO may earn under the “Maximum” column above. For more information regarding these bonuses, see “Compensation Discussion and Analysis — Compensation Components — Cash Bonus Programs.”
(2)	The amount shown in the “Threshold” column represents the amount that would have been paid to the executive officer for 2014 if we achieved the threshold 2014 total revenue objective required for the payment of a bonus attributable to that objective under the bonus program. The amount shown in the “Maximum” column represents the bonus amount attributable to that objective that would have been paid to the named executive officer for 2014 if we had achieved the target 2014 total revenue objective under the bonus program. Under the program, the payout for achievement of 2014 total revenue between the threshold and target/maximum amounts would be prorated. As the revenue result was above the threshold but less than the target, a pro-rated amount was paid to our non-sales NEOs for this component, and this amount is included in the “Non-Equity Incentive Plan” column of the “Summary Compensation Table.”

(3)	The amount shown in the “Threshold” column represents the amount that would have been paid to the executive officer for 2014 if we had achieved the threshold 2014 non-GAAP operating income objective required for the payment of a bonus attributable to that objective under the bonus program. The amount shown in the “Maximum” column represents the bonus amount attributable to that objective that would have been paid to the named executive officer for 2014 if we had achieved the target 2014 non-GAAP operating income objective under the bonus program. Under the program, the payout for achievement of 2014 non-GAAP operating income between the threshold and target/maximum amounts would be prorated. As the non-GAAP operating income result was above the threshold but less than the target, a pro-rated amount was paid to our non-sales NEOs for this component, and this amount is included in the “Non-Equity Incentive Plan” column of the “Summary Compensation Table.”
(4)	The amount shown represents the maximum amount that would have been paid to the executive officer for 2014 if such officer achieved all of the corporate strategic objectives set forth under the bonus program. Unlike the revenue and non-GAAP operating income components, there were not threshold amounts and target amounts for the corporate strategic objective component. The Compensation Committee determined that each named executive officer achieved 96% of the maximum amount for achievement of corporate strategic objectives, and this amount is included in the “Non-Equity Incentive Plan” column of the “Summary Compensation Table.”
(5)	The grant date fair value of the RSU award in this column, which was made to Mr. Behbehani in connection with his employment by us, reflects the fair value of such awards, which is the number of RSUs granted, multiplied by the closing price of our common stock on the date of grant. The RSUs vest over a four year period, with 25% of the award vesting on October 20, 2015, the first anniversary of the commencement of his employment, and the remainder vesting in 12 equal quarterly installments thereafter.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2014

The following table provides information regarding outstanding equity awards held by each of our NEOs as of December 31, 2014.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (Exerciseable)	Number of Securities Underlying Unexercised Options (Unexercisable)	Option Exercise Price	Option Expiration Date	Number of Shares of Stock That Have Not Vested		Market Value of Shares of Stock That Have Not Vested		Equity Incentive Plan Awards: Number of Unearned Units That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Units That Have Not Yet Vested
Michael Tessler	132,584	—	$2.40	6/10/2019	64,813	(1)	$1,880,873	(5)	21,250(6)	$616,675	(7)
James A. Tholen	1,042	—	2.40	6/10/2019	38,376	(2)	1,113,672	(5)	13,750(6)	399,025	(7)
Scott D. Hoffpauir	61,331	—	2.40	6/10/2019	38,376	(3)	1,113,672	(5)	13,750(6)	399,025	(7)
Taher G. Behbehani	—				55,000	(4)	1,596,100	(5)
Patrick O. Joggerst	—	—	—	—	—		—		—	—
Andrew C. Wyatt	—	—	—	—	—		—		—	—

(1)	Represents RSUs issued to Mr. Tessler that remained unvested as of December 31, 2014. Such RSUs vest over the four year period following the date of grant or vesting commencement date, with 25% of the award vesting on the one-year anniversary of such date and the remainder vesting in 12 equal quarterly installments thereafter.
(2)	Represents RSUs issued to Mr. Tholen that remained unvested as of December 31, 2014. Such RSUs vest over the four year period following the date of grant or vesting commencement date, with 25% of the award vesting on the one-year anniversary of such date and the remainder vesting in 12 equal quarterly installments thereafter.
(3)	Represents RSUs issued to Mr. Hoffpauir that remained unvested as of December 31, 2014. Such RSUs vest over the four year period following the date of grant or vesting commencement date, with 25% of the award vesting on the one-year anniversary of such date and the remainder vesting in 12 equal quarterly installments thereafter.
(4)	Represents RSUs issued to Mr. Behbehani that remained unvested as of December 31, 2014. Such RSUs vest over the four year period following the date of grant, with 25% of the award vesting on October 20, 2015 and the remainder vesting in 12 equal quarterly installments thereafter.
(5)	Represents the market value of the unvested RSUs as of December 31, 2014, based on the closing trading price of our common stock of $29.02 per share, as quoted on the NASDAQ Global Select Market on December 31, 2014.
(6)	Represents PSUs granted during 2013. In accordance with SEC rules, the number of PSUs reflected in this column represents the number of PSUs subject to vesting upon the satisfaction of the threshold performance criteria applicable to these awards, which is 25% of the aggregate number of PSUs granted to such person in 2013. As of December 31, 2014, none of the performance conditions of such PSUs were satisfied.
(7)	The market value of such unvested PSUs is based on the closing trading price of our common stock of $29.02 per share, as quoted on the NASDAQ Global Select Market on December 31, 2014. In accordance with SEC rules, the market value of these unearned PSUs represents the value of the number of PSUs subject to vesting upon the satisfaction of the threshold performance criteria applicable to these awards, which is 25% of the aggregate number of the PSUs granted to such person in 2013. As of December 31, 2014, none of the performance conditions of such PSUs were satisfied.

OPTION EXERCISES AND STOCK VESTED IN 2014

The following table shows information regarding option exercises and stock awards that vested during 2014 with respect to our NEOs.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting(1)
Michael Tessler	—	—	59,687	$1,606,221
James A. Tholen			34,791	942,015
Scott D. Hoffpauir	—	—	34,791	942,015
Taher G. Behbehani	—	—	—	—
Patrick O. Joggerst	—	—	6,562	181,465
Andrew C. Wyatt	—	—	5,000	120,400

(1)	The value realized upon vesting was calculated by multiplying, as of each vesting date, the number of shares that vested on such date by the closing trading price of our common stock as quoted on the NASDAQ Global Select Market on the vesting date.

POTENTIAL PAYMENTS AND ACCELERATION OF EQUITY UPON SEPARATION IN CONNECTION

WITH A CHANGE IN CONTROL

Severance Agreements

We have agreements with each of our NEOs that contain severance provisions providing for continued payment of salary and provision of certain group health benefits for a specified period of time in the event that the named officer were to be terminated without cause or resigned for good reason within one month prior to, or one year after, a change in control of the company.

For purposes of these agreements, the term “change in control” means:

•	the acquisition by any person of greater then 50% of the combined voting power of the Company, subject to certain exceptions;

•

the consummation of a merger, consolidation or similar transaction involving the Company that results in the stockholders of the Company immediately prior to such transaction owning less than 50% of the combined outstanding voting power of the surviving entity; or

•

the sale, lease, exclusive license or other disposition of all or substantially all of the Company’s consolidated assets unless the disposition is to an entity, more than 50% of the combined voting power of which is held by Company stockholders in the same proportions as their ownership of Company voting securities immediately prior to the transaction.

For purposes of these agreements, the term “cause” means:

•	the NEO’s commission of a felony;

•	any act or omission of the NEO constituting dishonesty, fraud, immoral or disreputable conduct that causes material harm to the Company;

•	the NEO’s violation of Company policy that causes material harm to the Company;

•	the NEO’s material breach of any written agreement between the NEO and the Company that, if curable, remains uncured after notice; or

•	the NEO’s breach of fiduciary duty.

For purposes of these agreements, the term “good reason” means any of the following, without the NEO’s consent:

•

a material diminution of the NEO’s responsibilities or duties (provided that the acquisition of the Company and subsequent conversion of the Company to a division or unit of the acquiring company will not by itself be deemed to be a diminution of the NEO’s responsibilities or duties);

•	a reduction in the level of the NEO’s base salary;

•	a relocation of the office at which the NEO is principally based outside of a prescribed area;

•	a failure of a successor in a change in control to assume the agreement; or

•	our material breach of any written agreement between the NEO and us.

For our U.S.-based NEOs, any actions we take to accommodate a disability of the NEO or pursuant to the Family and Medical Leave Act do not constitute “good reason” for purposes of the agreement. Additionally, before our U.S.-based NEOs may terminate employment for “good reason,” the NEO must notify us in writing within 30 days after the initial occurrence of the event, condition or conduct giving rise to the “good reason,” we must fail to remedy or cure the alleged “good reason” within the 30-day period after receipt of such notice (if capable of being cured within the 30-day period) and, if we do not cure the “good reason” (or it is incapable of being cured within such 30-day period), then such NEO must terminate employment by no later than 30 days after the expiration of the last day of the cure period (or, if the event condition or conduct is not capable of being cured within such 30-day period, within 30 days after initial notice to us of the violation).

To receive any of the severance benefits under these agreements, the NEO would be required to execute, and not revoke, a release of claims against the Company, its parents, subsidiaries, directors, executive officers and other related parties and comply with the provisions of the release, including confidentiality and non-disparagement provisions.

These agreements are generally similar, although the length of time for which salary and benefits shall be continued varies by NEO. Our Compensation Committee may in its discretion revise, amend or add to the benefits if it deems advisable.

Equity Awards

In addition to the severance agreements described above, each of our NEOs also holds unvested equity awards that, pursuant to the terms of the awards, would vest upon the occurrence of certain events. In particular, under the terms of all unvested stock options and certain RSUs held by Messrs. Tessler, Tholen, Hoffpauir, and Behbehani, if the NEO is terminated without cause or resigns for good reason within one year after a change in control of the Company, the vesting of all remaining unvested shares underlying these options and RSUs will be accelerated. Additionally, under the terms of other RSUs held by Messrs. Tessler, Tholen and Hoffpauir, if the NEO is terminated without cause or resigns for good reason within one month prior to, or one year after, a change in control of the Company, the vesting of such RSUs will be accelerated.

Additionally, under the terms of the PSUs held by Messrs. Tessler, Tholen and Hoffpauir, the vesting of 50% of such PSUs will be accelerated if: (a) the award has been continued, assumed or substituted in accordance with the 2009 Plan, or any successor provision; and (b) the participant has been terminated without cause (as defined in the 2009 Plan) or the participant terminates his employment for good reason (as defined in the award agreement), in either case, within one year after the consummation of the change in control, where the events giving rise to the participant’s right to resign for good reason arise within one year after the consummation of the change in control.

For purposes of these awards, the meanings of the terms “change in control,” “cause” and “good reason” is substantially the same as those under the severance agreements described above.

The following table presents the potential payments to and benefits to be received upon employment termination by each of our NEOs if his employment was terminated in connection with a change in control of the Company under circumstances described above, assuming that the triggering event occurred as of December 31, 2014. Messrs. Joggerst and Wyatt are excluded from the following table, as each such individual resigned prior to December 31, 2014.

	Benefits upon Termination Without Cause or Resignation For Good Reason(1)
	Within One Month Prior to, or One Year After a Change in Control		Within One Year After a Change in Control
Name	Cash Severance	Medical Continuation(2)	Acceleration of Stock Options	Acceleration of Certain RSUs and PSUs(3)	Total Possible Benefits(4)
Michael Tessler	$496,000	$22,548	$—	$3,114,223	$3,632,772
James A. Tholen	255,000	15,494	—	1,911,722	2,182,215
Scott D. Hoffpauir	246,000	17,416	—	1,911,722	2,175,138
Taher G. Behbehani	150,000	11,515	—	1,596,100	1,757,615

(1)	The benefits reflected in these columns are benefits that would be payable under the terms of the change in control severance agreements described in “— Severance Agreements” above and the terms of unvested RSUs and stock options held by such individuals as described in “— Equity Awards” above.
(2)	The value of these continued benefits are calculated using the assumptions that we use for financial reporting purposes in accordance with GAAP and are based on our 2014 COBRA rates for group health insurance.
(3)	Represents (a) the aggregate fair market value of the shares underlying certain RSUs that would accelerate if the NEO were to be terminated without cause or to resign for good reason, in either case, within one year after a change in control of the Company, valued as of December 31, 2014 (based on the closing trading price of our common stock of $29.02 per share as quoted on the NASDAQ Global Select Market on December 31, 2014) and (b) 50% of aggregate fair value of the PSUs granted in 2013 (based on the closing trading price of our common stock of $29.02 per share as quoted on the NASDAQ Global Select Market on December 31, 2014).
(4)	The dollar values in this column for each NEO represent the sum of all compensation referenced in the preceding columns.

DIRECTOR COMPENSATION

Non-Employee Director Compensation

Under our non-employee director compensation policy, each non-employee director was entitled to receive the following compensation in 2014:

•

an annual grant of RSUs covering the number of shares of common stock having a value, as of the date of grant, equal to $40,000. Grants under the plan vest 25% on the last day of each calendar quarter assuming the director remains a member of the Board through the end of the relevant calendar quarter;

•

an annual cash retainer of $40,000, paid in quarterly installments at the end of each quarter; provided that each non-employee director has the ability to elect to receive 100%, 50% or 0% of his or her annual cash retainer in the form of additional RSUs; and further provided that directors joining the Board during the year may only make the foregoing election for the period beginning with the first full calendar quarter commencing after such director joins the Board;

•	effective as of July 1, 2014, an annual cash retainer of $20,000 for the chair of the Board, paid in quarterly installments at the end of each quarter;

•

an annual cash retainer of $15,000 for the director who serves as our Audit Committee chair, and $10,000 for the other directors who serve on our Audit Committee, in each case, paid in quarterly installments at the end of each quarter;

•

an annual cash retainer of $10,000 for the director who serves as our Compensation Committee chair, and $7,500 for the other directors who serve on our Compensation Committee, in each case, paid in quarterly installments at the end of each quarter;

•

an annual cash retainer of $7,500 for the director who serves as our Nominating and Corporate Governance Committee chair, and $5,000 for the other directors who serve on our Nominating and Corporate Governance Committee, in each case, paid in quarterly installments at the end of each quarter; and

•	reimbursement of reasonable out-of-pocket expenses incurred in connection with attendance at our Board or committee meetings.

Following a review of our non-employee director compensation program by the Nominating and Corporate Governance Committee, and based on the recommendations of JFR, who was engaged by the Committee to assist it in evaluating our director compensation program, our director compensation was amended, effective January 1, 2015, to increase the value of the annual grant of RSUs from $40,000 to $80,000. Additionally, the amended policy provides that in the event a director’s service on the Board terminates (other than for cause) prior to the end of a calendar quarter, any cash compensation payable to such director will be pro-rated such that cash compensation shall be earned by such director for the portion of the calendar quarter during which such director served as a director, and the RSUs granted to such director shall vest pro-rata based on the portion of the calendar quarter during which such director served as a director.

The following table shows for the fiscal year ended December 31, 2014 certain information with respect to the compensation of all non-employee directors of the Company that served during 2014:

Name	Fees Earned or Paid in Cash(1)	Stock Awards(2)	Total(3)
David Bernardi	$47,500	$39,982	$87,482
John J. Gavin, Jr.	57,917	39,982	97,899
Charles L. Ill, III(4)(5)	5,000	39,982	44,982
Paul J. Magelli	45,000	39,982	84,982
Douglas L. Maine	60,000	39,982	99,982
John D. Markley, Jr.(4)	27,500	79,964	107,464

(1)	The amounts set forth under “Fees Earned or Paid in Cash” include fees earned for service on committees of the Board, including committee chairmanships and, in the case of Mr. Markley, his service as chair of the Board.
(2)	The amounts in the stock awards column consist only of RSUs. The amounts shown do not reflect compensation actually received by the directors. Instead, the amounts shown are the grant date fair value, calculated in accordance with FASB ASC 718 by multiplying the number of RSUs awarded by $27.65, the closing price of the Company’s common stock on January 6, 2014, the date of grant.
(3)	The dollar values in this column for each director represent the sum of all compensation referenced in the preceding columns.
(4)	Messrs. Ill and Markley elected to receive their $40,000 annual cash retainer payment for their service on the Board entirely in RSUs. The amounts set forth under “Fees Earned or Paid in Cash” represents fees earned for service on committees of the Board.
(5)	Mr. Ill resigned from the Board on September 2, 2014. The amounts set forth in the table above reflect fees earned and RSUs vested through June 30, 2014. For 2014, director fees were earned, and RSUs vested, on the last day of each quarter, provided that the director was serving as of such date. Does not include compensation earned by Mr. Ill for service as an executive officer of the Company from September 2, 2014 through his resignation on November 4, 2014.

As of December 31, 2014, Mr. Gavin had an outstanding option to purchase 25,000 shares of our common stock. Mr. Gavin gifted his option, in its entirety, to his adult children during 2010 and, as of December 31, 2014, his adult children continued to hold the award. None of our other non-employee directors that served during 2014 had any outstanding equity awards as of December 31, 2014.

Director Stock Ownership Guidelines

To further align the interests of members of our Board with our stockholders, in November 2013, our Board adopted stock ownership guidelines for our non-employee directors. Pursuant to these guidelines, each non-employee director is expected to acquire and hold at least 5,000 shares of our common stock for so long as he or she is a director. Current directors are expected to meet the ownership guideline requirements within five years of the later of: (a) November 1, 2018, which is five years after the date of the adoption of the ownership guidelines and (b) the date the individual became a non-employee director.

If a director fails to satisfy the ownership guidelines, the Board may pay future compensation for Board and committee services in shares of our common stock, prohibit the director from selling shares until the guidelines are met (subject to certain exceptions) or require the director to purchase shares of our common stock on the open market. The guidelines provide that the Board may develop an alternative guideline if the ownership guidelines would cause a severe hardship for a director.

TRANSACTIONS WITH RELATED PERSONS

CERTAIN TRANSACTIONS

The following is a summary of transactions since January 1, 2014 to which we have been a participant in which the amount involved exceeded or will exceed $120,000, and in which any of our directors, executive officers or holders of more than 5% of our capital stock (or any members of their immediate family) had or will have a direct or indirect material interest, other than compensation arrangements which are described under “Executive Compensation” and “Director Compensation” of this Proxy Statement.

Samuel Hoffpauir

Samuel Hoffpauir, who is the brother of Scott Hoffpauir, our Chief Technology Officer, is an employee of the Company and holds the title of Vice President, Engineering. During 2014, Samuel Hoffpauir earned aggregate cash compensation of $195,267, which amount includes his base salary and bonus earned for his 2014 performance. The transactions with Mr. Hoffpauir are not subject to our Related-Person Transaction Policy as they are solely related to compensation for services as an employee of the Company.

Policy on Future Related Party Transactions

Our Board has adopted a written Related-Person Transactions Policy that sets forth our policies and procedures regarding the identification, review, consideration and approval or ratification of “related-persons transactions.” For purposes of our policy only, a “related-person transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which the Company and any “related person” are, were or will be participants in which the amount involved exceeds $75,000. Transactions involving compensation for services provided to the Company as an employee, director, consultant or similar capacity by a related person are not covered by this policy. A related person is any executive officer, director, nominee to become a director or more than 5% stockholder of the Company, including any of their immediate family members, and any entity owned or controlled by such persons.

Under the policy, where a transaction has been identified as a related-person transaction, management must present information regarding the proposed related-person transaction to the Audit Committee (or, where Audit Committee approval would be inappropriate, to another independent body of the Board) for consideration and approval or ratification. The presentation must include a description of, among other things, the material facts, the interests, direct and indirect, of the related persons, the benefits to the Company of the transaction and whether any alternative transactions were available. To identify related-person transactions in advance, we rely on information supplied by its executive officers, directors and certain significant stockholders. In considering related-person transactions, the Audit Committee takes into account the relevant available facts and circumstances including, but not limited to (a) the risks, costs and benefits to the Company, (b) the impact on a director’s independence in the event the related person is a director, immediate family member of a director or an entity with which a director is affiliated, (c) the terms of the transaction, (d) the availability of other sources for comparable services or products and (e) the terms available to or from, as the case may be, unrelated third parties or to or from employees generally. In the event a director has an interest in the proposed transaction, the director will recuse himself or herself from the deliberations and approval. The policy requires that, in determining whether to approve, ratify or reject a related-person transaction, the Audit Committee consider, in light of known circumstances, whether the transaction is in, or is not inconsistent with, the best interests of the Company and its stockholders, as the Audit Committee determines in the good faith exercise of its discretion.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for Notices of Internet Availability of Proxy Materials or other Annual Meeting materials with respect to two or more stockholders sharing the same address by delivering a single Notice of Internet Availability of Proxy Materials or other Annual Meeting materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are our stockholders will be “householding” the Company’s proxy materials. A single Notice of Internet Availability of Proxy Materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Notice of Internet Availability of Proxy Materials, please notify your broker or us. Direct your written request to

BroadSoft, Inc., Attention: Secretary, 9737 Washingtonian Boulevard, Suite 350, Gaithersburg, Maryland 20878. Stockholders who currently receive multiple copies of the Notice of Internet Availability of Proxy Materials at their addresses and would like to request “householding” of their communications should contact their brokers.

OTHER MATTERS

The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

Mary Ellen Seravalli
Secretary

March 20, 2015

A copy of the Company’s Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended December 31, 2014 is available without charge upon written request to: Corporate Secretary, BroadSoft, Inc., 9737 Washingtonian Boulevard, Suite 350, Gaithersburg, Maryland 20878.

ANNUAL MEETING OF STOCKHOLDERS OF

BROADSOFT, INC.

April 30, 2015

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

The Notice, Proxy Statement, Proxy Card and Annual Report to Stockholders are available at

http://www.astproxyportal.com/ast/16527

GO GREEN

e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access.

Please sign, date and mail your proxy card in the envelope provided as soon as possible.

i  Please detach along perforated line and mail in the envelope provided.  i

■	20233000000000000000 7			050214

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL NOMINEES AND “FOR” PROPOSALS 2 AND 3.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒
					FOR	AGAINST	ABSTAIN
1. To elect two (2) directors to the Board of Directors of the Company to serve until the 2018 Annual Meeting of Stockholders and until their successors are duly elected and qualified.

2. To approve, on an advisory basis, the compensation of the Company’s named executive officers.

3. To ratify the selection by the Audit Committee of the Board of Directors of PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2015.

4. To conduct any other business properly brought before the meeting.

					☐	☐	☐
		NOMINEES:			☐	☐	☐
☐	FOR ALL NOMINEES	O Paul J. Magelli O Douglas L. Maine
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES
☐	FOR ALL EXCEPT (See instructions below)

This proxy, when properly completed, will be voted as directed by the undersigned stockholder. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED IN PROPOSAL 1, FOR PROPOSALS 2 AND 3, AND IN THE DISCRETION OF THE PROXY HOLDERS AS TO ANY OTHER MATTERS.

The undersigned acknowledges receipt from the Company before the execution of this proxy of the Notice of Annual Meeting of Stockholders, a Proxy Statement for the Annual Meeting of Stockholders and the Annual Report to Stockholders.

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

■	Note:

Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

■

BROADSOFT, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints James A. Tholen and Mary Ellen Seravalli as proxies, each with full power of substitution, to represent and vote as designated on the reverse side, all the shares of Common Stock of BroadSoft, Inc. held of record by the undersigned at the close of business on March 5, 2015, at the Annual Meeting of Stockholders to be held at 9:00 a.m. at the Company’s corporate offices located at 9737 Washingtonian Boulevard, Suite 350, Gaithersburg, Maryland 20878, on April 30, 2015, or any adjournment or postponement thereof.

(Continued and to be signed on the reverse side)

¢	14475	¢